Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

NCI INFORMATION SYSTEMS, INC.

a Virginia corporation,

KARTA TECHNOLOGIES, INC.,

a Texas corporation

THE SHAREHOLDERS OF KARTA TECHNOLOGIES, INC.

and

GURVINDER PAL SINGH,

as Representative

and

PARVINDER KAUR

as Special Indemnitor

Dated: June 27, 2007

i

	3.31	Board and Stockholder Approval	39
	3.32	Brokers; Fees	39
	3.33	Government Contracts	39
	3.34	Defense Articles, Defense Services and Technical Data	45
	3.35	Bank Accounts	45
	3.36	Suppliers and Customers	45
	3.37	Events Subsequent to Most Recent Fiscal Year End	45
	3.38	Backlog	48
	3.39	Sarbanes-Oxley Act/ Extensions of Credit	48
	3.40	SCI Documents	48
	3.41	Projections	48
	3.42	Acknowledgement.	48

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER		49

	4.1	Organization	49
	4.2	Necessary Authority	49
	4.3	No Conflicts	49
	4.4	Brokers	49
	4.5	Litigation; Compliance with Law	49
	4.6	Investment Intent	50
	4.7	Financing.	50
	4.8	Insolvency.	50
	4.9	Board Approval.	50
	4.10	Acknowledgement.	50

5.	COVENANTS OF THE SELLERS, COMPANY AND PURCHASER		51

	5.1	Affirmative Covenants of Company and Sellers	51
	5.2	Negative Covenants of Company and Sellers	51
	5.3	Adverse Developments	54
	5.4	Potential Breach	55
	5.5	Access	55
	5.6	Financial Statements	55
	5.7	No Negotiations	55
	5.8	Confidentiality	55
	5.9	No Inconsistent Action	56
	5.10	Permits	56
	5.11	Taxes and Assessments	56
	5.12	Retention Agreements	57
	5.13	Notification	57
	5.14	Further Action; HSR Filings; Efforts	57
	5.15	Excluded Assets.	58
	5.16	Releases	58

6.	CONDITIONS TO PURCHASER’S OBLIGATIONS		58

	6.1	Representations and Warranties	58
	6.2	Compliance with Covenants	59
	6.3	Closing Documents	59
	6.4	Receipt of Third Party Consents	59
	6.5	HSR Filing	59
	6.6	Absence of Litigation	59
	6.7	Execution of Non-Competition and Non-Solicitation Agreement	59
	6.8	Execution of Standard Employee NDAs	59
	6.9	Amended Retention Agreements	60
	6.10	Option Termination Agreements	60
	6.11	New Lease	60
	6.12	Related Party Contracts	60
	6.13	Indebtedness	60
	6.14	No Material Adverse Effect	60
	6.15	Karta Patents	60
	6.16	Certain Employment Arrangements	60

7.	CONDITIONS TO COMPANY’S AND SELLERS’ OBLIGATIONS		60

	7.1	Representations and Warranties	61
	7.2	Compliance with Covenants	61
	7.3	Closing Documents	61
	7.4	HSR Filing	61
	7.5	Absence of Litigation	61

8.	CLOSING		61

	8.1	Timing	61

9.	CLOSING DOCUMENTS		62

	9.1	Closing Documents to be Delivered by Company and Sellers	62
	9.2	Closing Documents to be Delivered by Purchaser	63
	9.3	Other Closing Documents and Actions	64

10.	TERMINATION		64

	10.1	Termination	64
	10.2	Effect of Termination	64

11.	INDEMNIFICATION		64

	11.1	Indemnification by the Sellers	64
	11.2	Indemnification by the Purchaser	65
	11.3	Supplemental Indemnification by Sellers	65
	11.4	Survival of Representations and Warranties	66
	11.5	Certain Limitations on Indemnification Obligations	66
	11.6	Defense of Claims	68

	11.7	Non-Third Party Claims	70
	11.8	Liability of the Company	70
	11.9	Tax Treatment	70
	11.10	No Waiver	70
	11.11	No Right of Contribution	70
	11.12	Insurance Proceeds.	70
	11.13	Exclusive Remedy.	71
	11.14	Indemnity Support.	71
	11.15	No Double Recovery.	72
	11.16	Subrogation.	72

12.	POST CLOSING MATTERS		72

	12.1	Cooperation	72
	12.2	Litigation Support	72
	12.3	Transition	72
	12.4	Confidentiality	73
	12.5	Books and Records	73
	12.6	Cooperation and Records Retention	73
	12.7	Tax Matters.	74
	12.8	338(h)(10) Election	75
	12.9	Market Stand-Off	76
	12.10	Accounts Receivable.	76
	12.11	Amended Retention Agreement Payments.	77

13.	EXPENSES		77

14.	FURTHER ASSURANCES		77

15.	AMENDMENT; BENEFIT AND ASSIGNABILITY		78

16.	NOTICES		78

17.	WAIVER		79

18.	ENTIRE AGREEMENT		79

19.	COUNTERPARTS		79

20.	CONSTRUCTION		80

21.	EXHIBITS AND DISCLOSURE SCHEDULES		80

22.	SEVERABILITY		80

23.	CHOICE OF LAW		80

24.	PUBLIC STATEMENTS		80

25.	COUNSEL	81
26.	WAIVER OF TRIAL BY JURY	81
27.	REMEDIES	81
28.	NO THIRD PARTY BENEFICIARIES	81
29.	SELLERS REPRESENTATIVE	81

v

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C-1	Form of Amended Retention Agreements
Exhibit C-2	Form of Parker Amended Retention Agreement
Exhibit D	Form of Replacement Corporate Lease
Exhibit E	Form of Option Termination Agreement
Exhibit F	Form of Opinion Letter
Exhibit G	Closing Promissory Notes
Exhibit H	Mutual Release

Schedule 1A	Sellers
Schedule 1B	Discretionary Bonuses
Schedule 1C	Existing Retention Agreements
Schedule 1D	Success Bonus Agreements
Schedule 1.1	Knowledge
Schedule 2.2(c)(i)	Seller Percentages
Schedule 2.2(c)(i)(D)	Former Option Holders
Schedule 2.2(c)(i)(E)	Closing Bonus Payments
Schedule 2.2(c)(ii)	Seller and Former Option Holder Percentages of Escrow
Schedule 3.1	Organization
Schedule 3.4	Capitalization
Schedule 3.6	Non-Contravention
Schedule 3.7	Permits
Schedule 3.8	Compliance with Laws
Schedule 3.9	Assets; Liens
Schedule 3.10	Personal Property
Schedule 3.11	Accounts Receivable
Schedule 3.12(a)(i)	Intellectual Property: Registered IP
Schedule 3.12(a)(ii)	Intellectual Property: IP Licenses
Schedule 3.12(c)	Intellectual Property: Enforceability of IP Licenses
Schedule 3.12(h)	Intellectual Property: Software
Schedule 3.12(i)	Intellectual Property: Trade Secrets
Schedule 3.12(n)	Intellectual Property: Open Source
Schedule 3.13(a)	Contracts: List of Contracts
Schedule 3.13(b)	Contracts: Oral Contracts
Schedule 3.13(c)	Contracts: Notice of Termination
Schedule 3.14	Litigation
Schedule 3.15	Financial Statements
Schedule 3.16	Liabilities
Schedule 3.17(c)	Tax: Tax Returns
Schedule 3.17(f)	Tax: Affiliated Group
Schedule 3.17(l)	Tax: Violations
Schedule 3.17(q)	Tax: Installment Transactions
Schedule 3.19(a)	Employee Benefits: Employee Benefit Plans
Schedule 3.19(j)	Employee Benefits: ERISA Affiliates
Schedule 3.19(k)(i)	Employee Benefits: Terminations
Schedule 3.19(k)(ii)	Employee Benefits: Accelerations
Schedule 3.19(k)(iii)	Employee Benefits: Withdrawals
Schedule 3.19(l)	Employee Benefits: Section 409(A)
Schedule 3.19(o)	Employee Benefits: Contingent Liabilities
Schedule 3.20(a)	Insurance: List of Policies
Schedule 3.20(b)	Insurance: Claims
Schedule 3.21	Environmental Matters
Schedule 3.22	Leases and Real Property
Schedule 3.22(d)	Owned Real Property
Schedule 3.24(a)	Transactions with Certain Persons: List

Schedule 3.24(b)	Transactions with Certain Persons: Contracts That Cannot Be Terminated
Schedule 3.26	Affiliates
Schedule 3.27(a)	Employees
Schedule 3.27(b)	Contractors
Schedule 3.28	Organizational Conflicts of Interest
Schedule 3.29	Government Audits
Schedule 3.30	Labor Relations
Schedule 3.32	Brokers; Fees
Schedule 3.33(a)(i)	Government Contracts: List of Government Contracts
Schedule 3.33(a)(ii)	Government Contracts: Project Charge Codes
Schedule 3.33(a)(iii)	Government Contracts: Bids
Schedule 3.33(a)(iv)	Government Contracts: Task Orders
Schedule 3.33(b)	Government Contracts: Claims
Schedule 3.33(c)	Government Contracts: Compliance
Schedule 3.33(d)	Government Contracts: Violation or Breach
Schedule 3.33(f)	Government Contracts: Default or Termination
Schedule 3.33(g)	Government Contracts: Disputes
Schedule 3.33(j)	Government Contracts: Audits
Schedule 3.33(l)	Government Contracts: Investigations
Schedule 3.33(o)	Government Contracts: Events or Omissions
Schedule 3.33(q)	Government Contracts: Cost Overruns
Schedule 3.33(r)	Government Contracts: Assigned Accounts Receivables
Schedule 3.33(s)	Government Contracts: Closed Audits
Schedule 3.33(u)	Government Contracts: Government Contracts: Warranties
Schedule 3.33(v)	Government Contracts: Facility Security Clearances
Schedule 3.34	Defense Articles
Schedule 3.35	Bank Accounts
Schedule 3.36	Suppliers and Customers
Schedule 3.37	Subsequent Events
Schedule 3.38	Backlog
Schedule 3.39	Extensions of Credit
Schedule 4.4	Brokers
Schedule 5.15	Excluded Assets
Schedule 6.4	Consents
Schedule 11.3(a)	Special MSIM Indemnity
Schedule 11.3(b)	Special Indemnities

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 27th day of June, 2007, by and among NCI Information Systems, Inc., a Virginia corporation (“Purchaser”), Karta Technologies, Inc., a Texas corporation (“Company”), those Persons listed on Schedule 1A hereto (collectively, “Sellers”), Parvinder Kaur (“Special Indemnitor”), and Gurvinder Pal Singh, as representative of all of the Sellers and the Special Indemnitor (the “Representative”).

RECITALS

A. Sellers collectively own all of the issued and outstanding capital stock of Company, consisting of 10,250,000 shares of Common Stock, par value $0.01 per share (the “Company Stock”).

B. Sellers desire to sell and convey the Company Stock to Purchaser, and Purchaser desires to purchase the Company Stock from Sellers, upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS; INTERPRETATION. As used in this Agreement, the following terms will have the respective meanings set forth below:

1.1 Definitions.

“Accounting Firm” shall mean Beers & Cutler PLLC or such other accounting firm mutually agreed upon by Purchaser and Representative; provided, however, that the Accounting Firm may not have had a business relationship with Purchaser, Company or Sellers in the three (3) years immediately prior to its engagement hereunder.

“Accounting Firm Engagement Date” shall have the meaning set forth in Section 2.3(c) hereof.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such Person. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Affiliated Group” shall have the meaning set forth in Section 1504(a) of the Code.

“Allocation Statement” shall have the meaning set forth in Section 12.8(b) hereof.

“Amended Retention Agreement” shall have the meaning set forth in Section 5.12 hereof.

“Annuity Trusts” shall have the meaning set forth in Section 11.14 hereof.

“Assets” means all cash and cash equivalents, marketable securities, Personal Property and real property of Company, all Contracts, Leases and Property Warranties to which Company is a party, all Permits held by Company, all Intellectual Property and all other assets of Company.

“Basket Amount” shall have the meaning set forth in Section 11.5(a) hereof.

“Benefit Plans” shall have the meaning set forth in Section 3.19(a) hereof.

“Bid” shall have the meaning set forth in Schedule 11.3(a) hereto.

“Classified Documents” means CONFIDENTIAL, SECRET, and TOP SECRET documents, each as defined by Executive Order 12958, or any more recent Executive Order.

“Closing” shall have the meaning set forth in Section 2.2(a) hereof.

“Closing Bonus Payments” means the sum of (i) the Special Incentive Bonus payable to William M. Parker pursuant to the Parker Employment Agreement, (ii) the Change in Control of the Company bonus payable to James W. McDermott under his Change in Control Retention Agreement dated May 30, 2006, (iii) the bonuses that are to be paid upon Closing under the terms of the Success Bonus Agreements, (iv) the portion of the bonuses that are to be paid upon Closing under the terms of the Amended Retention Agreements and (v) up to $500,000 in discretionary closing bonuses that are to be paid pursuant to Schedule 1B hereof.

“Closing Date” shall have the meaning set forth in Section 2.2(a) hereof.

“Closing Date Purchase Price” shall have the meaning set forth in Section 2.1 hereof.

“Closing Payment” shall have the meaning set forth in the last paragraph of Section 2.2(c)(i) hereof.

“Closing Promissory Notes” shall have the meaning set forth in the last paragraph of Section 2.2(c)(i) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble to this Agreement.

“Company Stock” shall have the meaning set forth in the Recitals to this Agreement.

“Confidential Information” means any information concerning the business and affairs of the Company or the Assets, that is not generally available to the public, including but not limited to know-how, Trade Secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to the Company by third parties to the extent that the Company has an obligation of confidentiality in connection therewith.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), to which Company is a party or which are binding upon Company or the Assets, and which are in effect on the date hereof or the Closing Date, including, without limitation, those listed on Schedule 3.13(a), Schedule 3.13(b), Schedule 3.22, or Schedule 3.33(a)(i).

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Current Welfare Plans” shall have the meaning set forth in Section 3.19(a) hereof.

“DCAA” means the Defense Contract Audit Agency of the United States Government.

“Designee” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and direct and indirect controlling persons.

“Direct Contract Costs” means, with respect to any period, the aggregate amounts of labor and other direct expenses, including, without limitation, expenses for materials, subcontracts, consultants and travel.

“Disclosure Schedules” means the disclosure schedules to this Agreement.

“Disputed Items” shall have the meaning set forth in Section 2.3(c) hereof.

“DOJ” shall have the meaning set forth in Section 5.14(c) hereof.

“Effective Time” shall have the meaning set forth in Section 8.1 hereof.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by Company or any other Person. With respect to claims by employees or other third parties, Environmental Condition shall also include the exposure of Persons to amounts of Hazardous Materials in levels that have been determined to be deleterious to human health.

“Environmental Laws” means any Law relating to natural resources, pollution, protection of human health or the environment, or to actual or threatened releases, discharges, or emissions of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and all regulations, orders, decisions, and decrees now or hereafter promulgated concerning any of the above.

“Environmental Noncompliance” means any violation of any Environmental Law or any notice of violation, citation, or notice of liability issued by a Governmental Authority pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person which is or was required to be treated as a single employer with the Company or its current or former subsidiaries under Section 414 of the Code on Section 4001(b)(1) of ERISA.

“Escrow Account” shall have the meaning set forth in Section 2.2(c)(i)(A) hereof.

“Escrow Agent” shall have the meaning set forth in Section 2.2(c)(i)(A) hereof.

“Escrow Agreement” shall have the meaning set forth in Section 2.2(c)(i)(A) hereof.

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 2.3 hereof.

“Estimated Closing Working Capital” shall have the meaning set forth in Section 2.3 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 5.15 hereof.

“Existing Leases” means that certain Triple Net Commercial Lease between Gur Parsaad Properties, Ltd. and the Company dated June 29, 1999, the Extension of Lease between Gur Parsaad Properties, Ltd. and the Company dated December 18, 2006 and the Triple Net Commercial Lease between Gur Parsaad Properties, Ltd. and the Company dated December 18, 2006.

“Existing Retention Agreements” means those agreements listed on Schedule 1C.

“FAR” shall have the meaning set forth in Section 3.33(c) hereof.

“Finally Determined Working Capital” shall have the meaning set forth in Section 2.3(d) hereof.

“Finally Determined Indebtedness” shall have the meaning set forth in Section 2.3(d) hereof.

“Financial Statements” shall have the meaning set forth in Section 3.15 hereof.

“Flow-of-Funds Memorandum” shall have the meaning set forth in Section 9.1(s) hereof.

“Former Option Holders” shall have the meaning set forth in Section 2.2(c)(i)(D) hereof.

“FTC” shall have the meaning set forth in Section 5.14(c) hereof.

“453 Treatment” shall have the meaning set forth in Section 12.7(d) hereof.

“GAAP” means generally accepted accounting principles in the United States of America, as consistently applied by Company.

“Government” means the government of the United States of America, its agencies and instrumentalities.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Government Bid” means any offer made by Company prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between Company, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor with respect to any contract of a type described in clauses (a) or (b) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Guaranteed Note” means that certain Promissory Note made by Gur Parsaad Properties, Ltd. in favor of Wachovia Bank, National Association dated December 18, 2006 in the original principal amount of $7,000,000 and guaranteed by the Company.

“Guaranty” means that certain Unconditioned Guaranty dated December 18, 2006 entered into by the Company, as guarantor, in favor of Wachovia Bank, National Association.

“Hazardous Materials” means any of the following substances, materials and chemicals (whether solid, liquid, or gas): (a) any substance or material defined or designated as hazardous,

toxic, a pollutant, a contaminant, or by any similar term under any Environmental Law; (b) any substance or material regulated under, or that could result in the imposition of liability under, any Environmental Law; and (c) asbestos, petroleum and any petroleum products or byproducts, oil, polychlorinated biphenyls, urea formaldehyde, radon gas, methane gas, mold, radioactive materials (including any source, special nuclear, or by-product material), chlorofluorocarbons, lead-based paint, and any other substance whose presence is or is alleged to be detrimental to natural resources, health, or the environment.

“HSR Act” shall have the meaning set forth in Section 5.14(c) hereof.

“Indebtedness” means (i) the then outstanding principal of and accrued and unpaid interest on, and any premiums, prepayment fees and penalties due upon prepayment and full satisfaction of, all bank or other third party indebtedness for borrowed money of the Company and its subsidiaries, if any, and (ii) any capital lease obligations.

“Indemnity Cap” shall have the meaning set forth in Section 11.5(b)(i) hereof.

“Indirect Costs” means any fringe benefits, general and administrative expenses and overhead expenses.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world, in each case, to the extent owned by, licensed to, or otherwise used or held for use by Company: (a) patents (including without limitation the Karta Patents), patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled) (collectively, “Patents”); (b) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof (collectively, “Trademarks”); (c) works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights (collectively, “Copyrights”); (d) trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection) (collectively, “Trade Secrets”); (e) all domain name registrations, web sites and web pages and related rights, items and documentation related thereto (collectively, “Internet Assets”); (f) computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases (“Software”); and (g) all licenses, and sublicenses, and other agreements or permissions related to the preceding property.

“Interim Period” shall have the meaning set forth in Section 5.14(b) hereof.

“Internet Assets” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“IP Licenses” shall have the meaning set forth in Section 3.12(a)(ii) hereof.

“IRS” means the Internal Revenue Service.

“Karta Patents” means Patent #4,954,964, Patent # 5,894,531, Patent # 5,025,392 and Patent # 6,188,055B1.

“Knowledge” means (a) with respect to Company, (i) the actual knowledge of Gurvinder Pal Singh after reasonable inquiry and (ii) the actual knowledge of the individuals set forth on Schedule 1.1 hereof, including such knowledge with respect to the particular subject matter that any of such Persons would have reasonably acquired in the normal course of performing his or her particular duties as an officer, employee or director of the Company, as the case may be, and (b) with respect to the Purchaser, the actual knowledge of any officer of the Purchaser after reasonable inquiry.

“Laws” shall have the meaning set forth in Section 3.6 hereof.

“Leases” shall have the meaning set forth in Section 3.22(a) hereof.

“Leased Improvements” means all leasehold improvements and fixtures located on the Leased Premises.

“Leased Premises” shall have the meaning set forth in Section 3.22(a) hereof.

“Liens” means all mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, conditional or other sales agreements, liens, pledges, hypothecations, and other encumbrances on the Assets or the Company Stock, as applicable.

“Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, lost profits, consequential and special damages, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses; provided that in connection any indemnity claim hereunder which does not result from a third party claim, Losses shall exclude, exemplary, or punitive damages unless they are incurred by the Purchaser Parties (including the Company for this purpose). For purposes of clarity, “Losses” will not include diminution of value. The term diminution of value as used herein shall not mean and shall not include any (i) loss resulting from lost profits, (ii) Losses as defined in the first sentence of this definition (including incidental, consequential and special damages) or (iii) expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third party claim.

“Material Adverse Effect” means, with respect to Company, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses or other franchises or results of operations of Company or materially diminish the value of Company or the Company Stock, or (b) does or would reasonably be expected to materially impair or delay the ability of Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that (i) any adverse change, event or effect arising from or relating to general business, political or economic conditions or the financial, credit or securities markets, including without limitation any change, event or effect relating to any war, acts of terrorism or similar events, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a “Material Adverse Effect” unless any of the foregoing disproportionately affects the Company, (ii) any adverse change, event or effect relating to or affecting the government contracting sector generally, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a “Material Adverse Effect” unless any of the foregoing disproportionately affects the Company, (iii) changes in accounting rules applicable to the Company unless any of the foregoing disproportionately affects the Company, and (iv) any adverse change, event or effect, other than the resignation of employees of the Company resulting from the announcement or pendency of the transaction contemplated hereby shall not be taken into account in determining whether there has been a “Material Adverse Effect”.

“MSIM Indemnity Period” shall have the meaning set forth in Schedule 11.3(a) hereto.

“MSIM Investigation” means the current Department of the Air Force or any other Government investigation of the past or ongoing conduct of the Company or its shareholders, directors, officers or employees relating to the Company’s support for the Department of Air Force Medical Systems Infrastructure Modernization Program (“MSIM”), including any legal or administrative actions taken by the Government based on the results of the investigation.

“Mutual Release” shall mean the mutual release to be entered into in connection with the Closing by and between Company and Gurvinder Pal Singh, substantially in the form of Exhibit H hereto.

“Non-Competition Agreement” shall have the meaning set forth in Section 6.7 hereof.

“Notices” shall have the meaning set forth in Section 16 hereof.

“Objection Notice” shall have the meaning set forth in Section 2.3(c) hereof.

“Open Source Materials” shall have the meaning set forth in Section 3.12(n) hereof.

“Option Termination Agreement” means the Option Termination and Release Agreement attached hereto as Exhibit E (including all Annexes and Schedules thereto).

“Option Termination Payment” means the aggregate amount owed by the Company at Closing to all of the Former Option Holders in connection with the Option Termination Agreements together with the payment to be made to Richard L. Riney, III under that certain Option Right Termination and Release Agreement between Mr. Riney and the Company dated June 21, 2007.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; (b) such action is taken in accordance with sound and prudent business practices; (c) such action is not required to be authorized by the stockholders of such Person, the board of directors of such Person or any committee of the board of directors of such Person and does not require any other separate or special authorization of any nature excluding actions explicitly contemplated by this Agreement; and (c) such action is similar in nature and magnitude to actions customarily taken, without any special authorization, in the ordinary course of the normal day-to-day operations of comparable entities.

“PS&Co.” means Padgett, Stratemann & Co., L.L.P.

“Parent” shall have the meaning set forth in Section 12.9 hereof.

“Parker Employment Agreement” means that certain Employment Agreement dated July 10, 2006 between the Company and William M. Parker.

“Patents” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Pension Plan(s)” shall have the meaning set forth in Section 3.19(a) hereof.

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, certificates, or orders of, any Governmental Authority, required for Company to own, lease and operate the Assets or conduct Company’s business as is now being conducted.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory encumbrances of landlords, carriers, warehousemen, mechanics and materialmen and other similar encumbrances imposed by Law in the Ordinary Course of Business for sums not yet due and payable, (c) Liens that do not materially interfere with the use of the properties or assets by Company and which do not impair the value of such properties or assets, and (d) Liens as of the date hereof set forth on Schedule 3.9 hereof.

“Permitted Use” shall have the meaning set forth in Section 12.5 hereof.

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, Governmental Authority, and any other person or entity.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, equity interests in or debt instruments of any Affiliate, and other tangible personal property which are owned or leased by Company and used or useful in the conduct of Company’s business or the operations of Company’s business including, without limitation, the Personal Property identified on Schedule 3.10.

“Prohibited Transaction” shall have the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“Property Warranties” means all of Company’s rights under any manufacturers’, vendors’ or other warranties relating to the Assets.

“Proposed Closing Balance Sheet” shall have the meaning set forth in Section 2.3(b) hereof.

“Proposed Closing Working Capital” shall have the meaning set forth in Section 2.3(b) hereof.

“Proposed Closing Statement” shall have the meaning set forth in Section 2.3(b) hereof.

“Proposed Indebtedness Statement” shall have the meaning set forth in Section 2.3(b) hereof.

“Purchase Price” shall have the meaning set forth in Section 2.1 hereof.

“Purchaser” shall have the meaning set forth in the Preamble to this Agreement.

“Purchaser Material Adverse Effect” shall have the meaning set forth in Section 4.1 hereof.

“Purchaser Parties” shall have the meaning set forth in Section 11.1 hereof.

“Purchaser’s Designees” shall have the meaning set forth in Section 5.5 hereof.

“Purchaser Retention Bonus Payments” shall have the meaning set forth in Section 5.12 hereof.

“Regulations” means the United States treasury regulations promulgated under the Code.

“Remaining Disputed Items” shall have the meaning set forth in Section 2.3(c) hereof.

“Replacement Corporate Lease” shall have the meaning set forth in Section 6.11 hereof.

“Reply Deadline” shall have the meaning set forth in Section 2.3(c) hereof.

“Representative” shall have the meaning set forth in Section 29 hereof and shall have the obligations and entitlements set forth in Section 29 hereof.

“Representative Fund” shall have the meaning set forth in Section 2.2(c)(i)(G) hereof.

“Response Action Contractor” means a Person that holds a response action contract to provide professional architect/engineering services to the U.S. Environmental Protection Agency to support response planning and oversight of activities under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reorganization Act of 1986.

“SCI” or “Sensitive Compartmented Information” means such term as defined in the Director of Central Intelligence Directive 1/19, Security Policy for Sensitive Compartmented Information and Security Policy Manual (effective March 1, 1995).

“SCI Documents” means such term as described in the Director of Central Intelligence Directive 1/19, Security Policy for Sensitive Compartmented Information and Security Policy Manual (effective March 1, 1995), as applied to documents containing Sensitive Compartmented Information for which Company is accountable.

“Section 338(h)(10) Election” shall have the meaning set forth in Section 12.8(a) hereof.

“Seller” shall have the meaning set forth in the Preamble to this Agreement.

“Seller Expenses” shall have the meaning set forth in Section 2.2(c)(i)(B) hereof.

“Seller Parties” shall have the meaning set forth in Section 11.2 hereof.

“Software” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Special Expense Indemnity” shall have the meaning set forth in Section 11.3(d) hereof.

“Special Scheduled Items Indemnity” shall have the meaning set forth in Section 11.3(b) hereof.

“Standard Employee NDAs” shall have the meaning set forth in Section 6.8 hereof.

“State Tax Assumptions” shall have the meaning set forth in Section 12.7 hereof.

“Statement Date” shall have the meaning set forth in Section 3.15 hereof.

“Success Bonus Agreements” means the agreements set forth on Schedule 1D.

“Target Working Capital” shall have the meaning set forth in Section 2.3(a) hereof.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; it being understood that the foregoing will include any transferee or secondary liability for a Tax and any liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar contract or arrangement.

“Tax Claim” means any claim for Losses or indemnification of the Purchaser Parties pursuant to Section 11, (a) based upon, arising out of or otherwise in respect of, any inaccuracy in or any breach of any representation or warranty of the Company or any of the Sellers contained in this Agreement related to liability of Company for Taxes, including, without limitation, Section 3.17, and (b) pursuant to Section 11.3(c).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of Company or any Affiliates of Company other than Sellers or the administration of any Laws or administrative requirements relating to any Taxes.

“Tax Sharing Agreements” shall have the meaning set forth in Section 3.17(g) hereof.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Transaction Documents” means this Agreement and each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties hereto in connection with or pursuant to this Agreement.

“Welfare Plans” shall have the meaning set forth in Section 3.19(a) hereof.

“Working Capital” means the difference (whether positive or negative) of (a) the current assets of Company as of the Closing Date, minus (b) the current liabilities of Company as of the Closing Date, in each case as determined in accordance with GAAP (except as otherwise specifically provided herein) immediately prior to the Closing; provided, that:

(a) current assets shall exclude:

(i) any Tax assets (including without limitation any Tax asset resulting from the payment by Company or Purchaser of the Option Termination Payments and/or the Closing Bonus Payments); and

(ii) any Excluded Assets or any proceeds from the sale of Excluded Assets;

(b) current liabilities shall include:

(i) any current Taxes (taking into account, where relevant, the State Tax Assumptions and taking into account any deduction allowable for the period with respect to Texas, District of Columbia, California and/or Illinois Taxes as a result of the Company making the Option Termination Payments and/or the Closing Bonus Payments);

(ii) any Taxes associated with the Section 338(h)(10) Election (taking into account, where relevant, the State Tax Assumptions and taking into account any deduction allowable for the period with respect to Texas, District of Columbia, California and/or Illinois Taxes as a result of the Company making the Option Termination Payments and/or the Closing Bonus Payments) and any Taxes resulting from any adjustment under Section 481 of the Code for cash to accrual conversion as a result of the consummation of the transactions contemplated hereby;

(iii) payroll or employment Taxes resulting from any payment by the Company of the Option Termination Payments pursuant to Section 2.2(c)(i)(D) and/or the Closing Bonus Payments pursuant to Section 2.2(c)(i)(E);

(iv) any Taxes related to the Excluded Assets (including any Taxes incurred in connection with any transfer of the Excluded Assets); and

(v) Purchaser Retention Bonus Payments.

(c) current liabilities shall exclude:

(i) any Indebtedness of Company paid at or in connection with the Closing, including pursuant to Section 2.2(c)(i)(C);

(ii) any Seller Expenses paid at or in connection with the Closing pursuant to Section 2.2(c)(i)(B);

(iii) any liabilities related to the Excluded Assets which are assumed by one or more of the Sellers; and

(iv) any Closing Bonus Payments paid at or in connection with the Closing pursuant to Section 2.2(c)(i)(E).

1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

(a) words of the masculine or neuter gender shall include the masculine, neuter and/or feminine gender, and words in the singular number or in the plural number shall each include, as applicable, the singular number or the plural number;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c) any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP;

(d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term;

(e) reference to any Law means such Law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time;

(f) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and

(g) except as otherwise indicated, all references in this Agreement to the words “Section”, “Schedule” and “Exhibit” are intended to refer to Sections, Disclosure Schedules and Exhibits to this Agreement.

The parties further acknowledge and agree that: (i) this Agreement is the result of negotiations between the parties and shall not be deemed or construed as having been drafted by any one party, (ii) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits and Disclosure Schedules attached hereto) and have contributed to its revision, (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iv) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

2. PURCHASE PRICE

2.1 Purchase and Sale of the Company Stock and Purchase Price. At the Closing and upon all of the terms and subject to all of the conditions of this Agreement, Sellers shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase and accept from Sellers, the Company Stock. In full payment for the Company Stock, Purchaser shall pay at Closing, in the manner described in Section 2.2(c), $64,750,000 (the “Closing Date Purchase Price” and the Closing Date Purchase Price as adjusted pursuant to the terms of this Agreement is referred to as the “Purchase Price”).

2.2 Closing and Payments at Closing.

(a) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 1650 Tysons Boulevard, McLean, Virginia 22102, commencing at 10 a.m. local time as soon as practicable and in any event within two business days following the satisfaction or the Purchaser’s waiver of the closing conditions set forth in Section 6 and the satisfaction or the Sellers’ waiver of the closing conditions set forth in Section 7 (such date, the “Closing Date”). Subject to the provisions of Section 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.2(a) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b) Closing Deliverables. At the Closing, (i) Sellers will deliver to Purchaser the various certificates, instruments, and documents referred to in Section 9.1 below, (ii) Purchaser will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 9.2 below, (iii) Sellers will deliver to Purchaser stock certificates representing all of the Company Stock, endorsed in blank or accompanied by duly executed assignment documents; and (iv) Purchaser will deliver the payments specified in Section 2.2(c) below.

(c) Payments at Closing.

(i) At the Closing, Purchaser shall:

(A) pay $13,000,000 by wire transfer of immediately available funds to an escrow account (the “Escrow Account”) to be established by the parties with SunTrust Bank (the “Escrow Agent”), to be held by the Escrow Agent pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”);

(B) pay all fees and expenses of Sellers and Company incurred in connection with the transactions hereunder, including without limitation the fees and expenses of counsel, financial advisors, investment bankers, brokers, finders, accountants (including without limitation pursuant to Section 12.7(a)), and consultants to Sellers and Company incurred in connection with the transactions hereunder, as well as any premiums owed or payable in the future in connection with any tail insurance policies entered into by the Company, (the “Seller Expenses”) that have not been paid by the Sellers prior to Closing, and Purchaser shall reduce the amount of the Closing Date Purchase Price to be paid to Sellers by such amount;

(C) either, at Purchaser’s option, pay or assume the Indebtedness of the Company at Closing, and in either such case the Purchaser shall reduce the amount of the Closing Date Purchase Price to be paid to Sellers by the Indebtedness amount paid or assumed at the Closing;

(D) pay the amount of the Option Termination Payment to the Company, which, immediately thereafter shall be paid on the Closing Date by the Company to the Persons executing Option Termination Agreements on or prior to the Closing Date (the “Former Option Holders”). Schedule 2.2(c)(i)(D) sets forth the name of each Person contemplated to execute an Option Termination Agreement and for each option to purchase Company securities held by such Person, the type and number of shares of Company Stock into which such option is exercisable and the applicable per share and aggregate exercise price;

(E) pay the amount of the Closing Bonus Payments to the Company, which, immediately thereafter, shall be paid on the Closing Date by the Company in the amounts and to the Persons listed on Schedule 2.2(c)(i)(E);

(F) pay all amounts outstanding under the Guaranteed Note, unless the Sellers have procured a full release of the Guaranty in a form reasonably acceptable to the Purchaser; and

(G) pay $250,000 by wire transfer of immediately available funds to an account specified in writing by the Representative to establish a fund (the “Representative Fund”) to pay costs and expenses incurred by the Representative pursuant to his duties as Representative hereunder and under the Option Termination Agreements.

The Closing Date Purchase Price minus the payments (or the assumption of liabilities) described in paragraphs (A), (B), (C), (D), (E), (F) and (G) of this Section 2.2(c) plus or minus any adjustments as described in Section 2.3 below, if any, is herein referred to as the “Closing Payment.” The Closing Payment shall be paid to the Sellers in the form of promissory notes substantially in the form of Exhibit G hereto (the “Closing Promissory Notes”), the principal amounts of which shall be in accordance with the Sellers’ respective pro rata share as set forth in Schedule 2.2(c)(i).

(ii) In all cases subject to the terms of the Escrow Agreement, (A) $6,500,000 of the Escrow Account plus all earnings on the amounts in the Escrow Account less the aggregate amount of any indemnification obligations of the Sellers previously paid out of the escrow, or then outstanding, and any indemnification claims against the Sellers then pending, shall be released to the Sellers and the Former Option Holders in accordance with Schedule 2.2(c)(ii) eighteen (18) months from the Closing Date and (B) thereafter, the remaining amounts in the Escrow Account, plus all earnings on such amounts in the Escrow Account less the aggregate amount of any indemnification obligations of the Sellers paid out of the Escrow Account since the partial release of the Escrow Account pursuant to Section 2.2(c)(ii)(A), any indemnification obligations of Sellers then outstanding, and any indemnification claims against Sellers then pending, shall be released to Sellers and Former Option Holders in accordance with Schedule 2.2(c)(ii) upon the earlier of (1) full and final resolution or settlement of the MSIM Investigation (but in no event earlier than eighteen (18) months from the Closing Date) and (2) five (5) years following the Closing. Due to the fact that certain amounts set forth in the Escrow Account are being held in escrow for the benefit of the Former Options Holders in accordance with the Option Termination Agreements, Schedule 2.2(c)(ii) sets forth the percentage of the funds that each such Person would be paid each time funds are released from the Escrow Account to the Sellers and Former Option Holders. For the avoidance of doubt, all amounts deposited in the Escrow Account (including without limitation the amounts deposited for the benefit of the Former Options Holders) shall be available to secure the indemnification obligations set forth in Section 11.

(iii) At the Closing, immediately after the Purchaser pays the Closing Bonus Payments to the Company, the Company shall pay each of the Persons listed on Schedule 2.2(c)(i)(E) the amount set forth opposite such Person’s name on that schedule, subject to any amounts that the Company is required to withhold as a matter of Law.

(d) The Purchaser and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock or any Former Option Holder such amounts as the Purchaser and the Escrow

Agent are required to deduct and withhold under the Code, or any provision of state, local, provincial or foreign Tax Law, or pursuant to other applicable judgments, decrees, injunctions or orders, with respect to the making of such payment. To the extent that amounts are so withheld by the Purchaser or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock or Former Option Holder in respect of whom such deduction and withholding was made by the Purchaser or the Escrow Agent.

2.3 Adjustments to Purchase Price. The Company shall prepare, in good faith, and deliver to the Purchaser no later than three (3) business days before the Closing Date (i) an unaudited estimated balance sheet as of the Closing Date (which balance sheet shall be prepared in accordance with GAAP, applied in a manner consistent with the audited Financial Statements of the Company, and is referred to herein as the “Estimated Closing Balance Sheet”) and (ii) a calculation of the Company’s Working Capital as of the Closing Date (the “Estimated Closing Working Capital”) based on the Estimated Closing Balance Sheet and in accordance with the definition of Working Capital contained herein.

(a) If the Estimated Closing Working Capital exceeds $7.8 million (the “Target Working Capital”), then the Closing Payment payable at Closing pursuant to Section 2.2(c) shall be increased by the amount of such excess. If the Target Working Capital exceeds the Estimated Closing Working Capital, then the Closing Payment payable at Closing pursuant to Section 2.2(c) shall be reduced by the amount of such excess. Any adjustment to the Closing Payment payable at Closing based on the Estimated Closing Balance Sheet is subject to final determination in accordance with subsections (c), (d) and (e) of this Section 2.3.

(b) Within ninety (90) days after the Closing Date, PS&Co. shall prepare and deliver to the Representative and Purchaser (i) a balance sheet of the Company as of the close of business on the Closing Date, immediately prior to giving effect to the Closing, which shall be prepared in accordance with GAAP, applied in a manner consistent with the most recent audited Financial Statements of the Company (the “Proposed Closing Balance Sheet”), (ii) a calculation of the Company’s Working Capital as of the Closing Date based on the Proposed Closing Balance Sheet and in accordance with the definition of Working Capital contained herein (the “Proposed Closing Working Capital”), and (iii) a statement setting forth the Indebtedness of the Company immediately prior to the Closing (the “Proposed Indebtedness Statement”, and together with the Proposed Closing Balance Sheet and the Proposed Closing Working Capital, the “Proposed Closing Statement”). PS&Co. shall make available to Purchaser and Representative and each of their respective independent accountants (if any) all records and work papers of PS&Co. as shall be reasonably necessary for Purchaser and Representative and their respective independent accountants to review the Proposed Closing Statement, subject to the execution by Purchaser and Representative and their respective independent accountants of any release or indemnity agreement required by PS&Co. Representative, on behalf of Sellers, shall pay the costs and fees of PS&Co. in connection with the preparation of the Proposed Closing Statement and each party shall pay the costs, if any, of its own accountants and advisors in connection with the preparation and review procedures contemplated by this Section 2.3.

(c) If both Purchaser and Representative either (i) approve in writing PS&Co.’s determination of Working Capital and Indebtedness of Company as of the Closing

Date as contained in the Proposed Closing Statement, or (ii) fail to deliver an Objection Notice within thirty (30) days after receipt of the Proposed Closing Statement as provided below, then PS&Co.’s determination of Working Capital and Indebtedness of Company as of the Closing Date shall be conclusive and binding on all parties to this Agreement and the Purchase Price shall be adjusted pursuant to Section 2.3(e)(i) and 2.3(e)(ii) below. If either Purchaser or Representative disagree with any aspect of the Proposed Closing Statement it may deliver to the other party within thirty (30) days after receipt of the Proposed Closing Statement a notice in writing (the “Objection Notice”) which shall include its objections, proposed revisions and the basis therefore, in each case in reasonable detail (the “Disputed Items”), along with any relevant supporting documents or data. If either party timely provides an Objection Notice to the other party, then the parties will use commercially reasonable efforts to resolve promptly any Disputed Items. All items other than Disputed Items shall be deemed to be agreed and shall be final and binding for the purposes of this Section 2.3. Any Disputed Items not resolved by the parties within thirty (30) days after the receiving party’s receipt of the Objection Notice (the “Remaining Disputed Items”) shall be resolved by the Accounting Firm. The fees and expenses of the Accounting Firm shall be paid jointly, one-half by the Purchaser and one-half by the Representative. No later than thirty (30) days after the engagement of the Accounting Firm, as evidenced by its written acceptance by facsimile or otherwise to the parties (the “Accounting Firm Engagement Date”), each of the Purchaser, on the one hand, and the Representative, on the other hand, shall submit a brief to the Accounting Firm (with a copy to the other party) setting forth their respective positions regarding the Remaining Disputed Items. No later than thirty (30) days after the earlier of (x) submission of the last brief, or (y) the thirtieth day after the Accounting Firm Engagement Date (the “Reply Deadline”), each of the Purchaser, on the one hand, and the Representative, on the other hand, shall submit a reply brief (with a copy to the other Party). The Accounting Firm shall render its decision resolving the dispute within thirty (30) days after the earlier of (A) submission of the last reply brief or (B) the Reply Deadline. If additional briefings, a hearing or other information is required by the Accounting Firm, the Accounting Firm shall give notice thereof to the parties as soon as practicable before the expiration of such thirty (30) day period, and the parties shall promptly respond with a view to minimizing any delay in the decision.

(d) The Accounting Firm shall not be entitled to consider any items or matters other than the Remaining Disputed Items. The Accounting Firm shall be instructed to render its decision in accordance with the terms hereof, including the definitions of GAAP and Working Capital contained herein, and shall deliver a written report to the Purchaser and the Representative which sets forth its specific determinations with respect to the Remaining Disputed Items. The determination of the Accounting Firm for any of the Remaining Disputed Items cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the relevant Proposed Closing Statement or Objection Notice. Each of the Purchaser and the Sellers agrees that they shall be bound by the determination of the Remaining Disputed Items by the Accounting Firm and such determination shall be used by the parties to prepare a final calculation of the Company’s Working Capital and Indebtedness as of the Closing. The Proposed Closing Balance Sheet, as accepted by the Sellers pursuant to this Section 2.3(d), as agreed upon by the Purchaser and the Representative or as determined by the Accounting Firm pursuant to this Section 2.3(d), as the case may be, shall be used to determine the Company’s Working Capital (the “Finally Determined Working Capital”) and the Indebtedness of the Company (the “Finally Determined Indebtedness”) as of the Closing.

(e)(i) If the Finally Determined Working Capital is greater than the Estimated Closing Working Capital, then the Purchaser shall deliver funds in an amount equal to the difference between (x) the Finally Determined Working Capital minus (y) the Estimated Closing Working Capital, to the Sellers pro rata in accordance with the allocations set forth on Schedule 2.2(c)(i) hereto.

(ii) If the Finally Determined Working Capital is less than the Estimated Working Capital, then the Purchaser shall be entitled to receive from the Sellers an amount equal to the difference between (x) the Estimated Closing Working Capital minus (y) the Finally Determined Working Capital. If the Finally Determined Indebtedness is greater than the Indebtedness set forth by Company or Sellers to be paid or assumed by Purchaser at Closing, then the Purchaser shall be entitled to receive from the Sellers an amount equal to the difference between the Indebtedness so set forth and the Finally Determined Indebtedness. Any of such payments are to be made directly by the Sellers, and Purchaser shall not seek payment from the Escrow Account; provided, that if such payments are not made by the Sellers within fifteen (15) days after they are payable hereunder, Purchaser may elect to have such payments made out of the Escrow Account.

(f) The final Purchase Price as finally adjusted pursuant to this Section 2.3 and Section 11 shall be the “Purchase Price” for all purposes.

All payments pursuant to this Section 2.3 shall be made in cash or same day funds within five (5) days after the final determination of the Finally Determined Net Working Capital and Finally Determined Indebtedness. All payments made pursuant to Section 2.3(e)(i) shall include interest accrued thereon since the Closing Date at a floating rate equal to the U.S. dollar prime rate per annum, as quoted by SunTrust Bank from time to time during such period.

3. REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLERS.

Company, and each of the Sellers jointly and severally, represent and warrant to Purchaser the following matters. These representations and warranties, and the information in the Disclosure Schedules referenced therein, are current as of the date of this Agreement except to the extent that a representation, warranty or Disclosure Schedule expressly states that such representation or warranty, or information in such Disclosure Schedule, is current only as of an earlier date.

3.1 Organization. Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and except as set forth on Schedule 3.1 is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration except where the failure to be so qualified or registered would not reasonably be expected to have a Material Adverse Effect. The Company is qualified or registered to do business in each jurisdiction listed on Schedule 3.1. Each Seller that is an entity is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization or formation. Each Seller that is an entity and Company has full power and authority to own, lease and operate its property and Company has full corporate power and authority to carry on its business as now conducted. The address of Company’s principal office and all of Company’s additional places of business are listed on Schedule 3.1. Except as set forth on Schedule 3.1, during the past five (5) years, Company has not been known by or used any corporate, fictitious or other name in the conduct of Company’s business or in connection with the use or operation of the Assets. Schedule 3.1 lists all current directors and officers of the Company.

3.2 Authorization; Corporate Documentation.

(a)(i) Company, each Seller and the Special Indemnitor has the requisite corporate or other power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. Each of the Sellers who is an individual and the Special Indemnitor has the full right, capacity and power to enter into this Agreement and the other Transaction Documents to which he or she is a party, to perform their respective obligations hereunder and thereunder and to consummate the transaction contemplated hereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by Company, each Seller and the Special Indemnitor, and Company’s, each Seller’s and the Special Indemnitor’s consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate or other action of Company and each Seller.

(ii) Parvinder Kaur is the spouse of Gurvinder Pal Singh.

(b) The copies of the Articles of Incorporation of Company and all amendments thereto, as certified by the Secretary of State of the State of Texas, and the Bylaws of Company, as amended to date and certified by its corporate secretary, copies of which have heretofore been delivered to Purchaser, are true, complete and correct copies of the Articles of Incorporation and Bylaws of Company, as amended through and in effect on the date hereof and as of the Closing Date.

(c) The minute books and records of the corporate proceedings of Company, copies of which have been delivered to Purchaser and originals of which will be delivered to Purchaser on the Closing Date are true, correct and complete in all material respects. There have been no changes, alterations or additions to such minute books and records of the corporate proceedings of Company on or prior to the Closing Date that have not been furnished to Purchaser’s counsel.

3.3 Title to the Company Stock. Sellers own good, valid and marketable title to the Company Stock as set forth on Schedule 3.4, free and clear of any and all Liens (including any spousal interests (community or otherwise)) other than as set forth on Schedule 3.4, and upon delivery of the Company Stock to Purchaser on the Closing Date in accordance with this Agreement and upon Purchaser’s delivery of the Closing Payment to the Sellers at the Closing pursuant to Section 2.2(c), the entire legal and beneficial interest in the Company Stock and good, valid and marketable title to the Company Stock, free and clear of all Liens (including any spousal interests (community or otherwise)), will pass to Purchaser.

3.4 Capitalization. The authorized capital stock of Company consists of 30,000,000 shares of Common Stock, par value $0.01 per share and 3,000,000 shares of Preferred Stock, par value $0.01 per share. Schedule 3.4 sets forth, as of the date hereof, all of the issued and outstanding Company Stock and the owners of record of such Company Stock. The Company Stock to be delivered by Sellers to Purchaser pursuant to this Agreement constitutes all outstanding shares of capital stock of Company and, except as set forth on Schedule 3.4, there are no outstanding options or other rights to subscribe for or purchase any capital stock or other equity interests of Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of Company. The Company Stock (i) has been duly and validly issued; (ii) is fully paid and nonassessable; (iii) is held beneficially and of record by Sellers; and (iv) was not issued in violation of any preemptive rights or rights of first refusal or first offer. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company Stock. The Company has never issued any shares of Preferred Stock. Except as set forth on Schedule 3.4, there are no options, warrants or other rights to subscribe for or purchase any capital stock or other equity interests of Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of Company, or preemptive rights or rights of first refusal or first offer nor are there any contracts, commitments, agreements, understandings, arrangements or restrictions to which Company or any Seller is a party or by which Company or any Seller is bound relating to any shares of the Company Stock or any other equity securities of Company, whether or not outstanding. All of the Company Stock and other securities of Company have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws. The options to purchase Company Common Stock have been duly granted pursuant to the Company’s 2005 Stock Incentive Plan, to individuals who were, at the time of grant, employees or consultants of the Company.

3.5 Binding Agreement. This Agreement has been duly and validly executed by Company, each of the Sellers and the Special Indemnitor and delivered to Purchaser, and constitutes the legal, valid and binding agreement of Company, Sellers and the Special Indemnitor, enforceable against Company, each of the Sellers and the Special Indemnitor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the Closing by Company and/or each Seller which is a party thereto, each other Transaction Document to which Company or any Seller is, or is specified to be, a party, will be duly and validly executed by Company and each Seller which is a party thereto and delivered to Purchaser on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) each Seller’s and Company’s legal, valid and binding obligation, enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

3.6 No Breach. Except as set forth on Schedule 3.6, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Company, each of the Sellers and the Special Indemnitor do not and will not (A) violate or conflict with Company’s Articles of Incorporation or Bylaws, any organizational or other constituent document of any Seller or any law, statute, rule, regulation, ordinance, code, written directive to the Company, writ, injunction, settlement, material permit, material license, decree, judgment or order (collectively, “Laws”) of any Governmental Authority to which Company, Sellers, the Special Indemnitor, the Company Stock or the Assets are subject, or by which Company, Sellers, the Special Indemnitor, the Company Stock or Assets may be bound, (B) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which Company, Sellers or the Special Indemnitor is a party or by which Company, Sellers, the Company Stock or the Assets may be bound, (C) result in the imposition of a Lien on the Company Stock or the Assets or (D) except for the requirements of the HSR Act, require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or third party.

3.7 Permits. Company owns or possesses all right, title and interest in all material Permits required to own the Assets and conduct Company’s business as now being conducted. All Permits of Company are listed on Schedule 3.7 and are valid and in full force and effect. No loss or expiration of any material Permit is pending or, to the Knowledge of the Company or any of the Sellers, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

3.8 Compliance With Laws. Except as set forth in Schedule 3.8, Company and Sellers have complied with all Laws of any Governmental Authority applicable to Company, the Company Stock, its business and the Assets, except where such failure to comply could not reasonably be expected to cause a material Loss to Company or a Purchaser Party. Specifically, but without limitation, Company and Sellers have, in the conduct of Company’s business, complied with all applicable Laws relating to the employment of labor, including those concerning wages, hours, equal employment opportunity, pension and welfare benefit plans (including the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”)), and the payment of Social Security and similar taxes, except where such failure to comply could not reasonably be expected to cause a material Loss to Company or a Purchaser Party, and Company is not liable for any arrearages of wages or any tax penalties due to any failure to comply with any of the foregoing. Solely for the purposes of this Section 3.8, “material Losses” shall mean Losses that together with other Losses under this Section 3.8, exceed an aggregate of $25,000.

3.9 Title to and Sufficiency of Assets. Except as set forth on Schedule 3.9, Company has good and marketable title to all of the owned Assets (excluding Intellectual Property which is addressed in Section 3.12 hereof), free and clear of all Liens other than Permitted Liens. Except for the Excluded Assets, the Assets constitute all of the assets, rights and properties that are used in the operation of Company’s business as it is now conducted or that are used or held by Company for use in the operation of Company’s business. Except as set forth on Schedule 3.9 and except for the Excluded Assets, immediately following the Closing, all of the Assets will be owned, leased or available for use by Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, Company owns, leases, uses or holds available for use such Assets. Except as set forth on Schedule 3.9, neither the Sellers nor any of their Affiliates own any Assets that are used in the operation of the Company business or that are located on any of the Company’s premises.

3.10 Condition of Personal Property. All items of Personal Property of the Company with a net book value greater than $1,000 are set forth on Schedule 3.10. Except as set forth in Schedule 3.10, all items of Personal Property with a net book value greater than $1,000 individually and used or useful in the operation of Company’s business are, to the Knowledge of the Company or the Sellers, in satisfactory operating condition and repair (reasonable wear and tear excepted), and are suitable for their intended use.

3.11 Accounts Receivable. All accounts receivable of Company shown on all balance sheets included in the Financial Statements, arose from sales actually made or services actually performed in the Ordinary Course of Business are valid receivables, net of any reserves shown on the Financial Statements. All billed and unbilled accounts receivable of the Company as of May 31, 2007 are set forth on Schedule 3.11. All accounts receivable of the Company prior to the date hereof and prior to the Closing (in each case whether billed or unbilled including any accounts receivable included in Finally Determined Working Capital): (i) are subject to no setoffs or counterclaims and (ii) have been collected or will be fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of Company, net of reserves included in the Financial Statements or with respect to the calculation of Finally Determined Working Capital.

3.12 Intellectual Property.

(a) Disclosure.

(i) Schedule 3.12(a)(i) sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, internet domain name registrations and applications, and copyright registrations and applications owned or licensed by Company or otherwise used or held for use by Company, specifying as to each item, as applicable: (A) the nature of the item, including the title; (B) the owner of the item; (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (D) the issuance, registration or application numbers and dates.

(ii) Schedule 3.12(a)(ii) sets forth all licenses, sublicenses and other agreements or permissions (“IP Licenses”) (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with a license fee of $1,000 or less which are not required to be listed, although such licenses shall be “IP Licenses” as that term is used herein) under which Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and for each such IP License, describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) the scope of such licenses, sublicenses and other agreements or permissions granted.

(b) Ownership. Company owns, free and clear of all Liens other than Permitted Liens, has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property, except for the Intellectual Property that is the subject of the IP Licenses.

(c) Licenses. Except as set forth on Schedule 3.12(c), Company has a valid and enforceable license to use all Intellectual Property that is the subject of the IP Licenses. Company has performed all material obligations imposed on it in the IP Licenses, has made all payments required to date, and is not, nor to the Knowledge of Company or any of the Sellers is another party thereto, in material breach or default thereunder in any respect, nor, to the Knowledge of the Company and the Sellers, is there any event which with notice or lapse of time or both would constitute a material default thereunder. The continued use by Company of the Intellectual Property that is the subject of the IP Licenses is not restricted by any applicable license, except as may be caused due to one or more IP Licenses or other contracts to which the Purchaser or one of its Affiliates is a party.

(d) Registrations. All registrations for Copyrights, Patents and Trademarks that are owned by or exclusively licensed to the Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(e) Claims.

(i)(A) No claim or action is pending, (B) to the Knowledge of the Company and the Sellers, no claim or action is threatened and (C) neither Company nor any Seller has any Knowledge of any basis for any claim, that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property, and no item of Intellectual Property is subject to any outstanding order, ruling, decree, stipulation, charge or agreement restricting in any manner the use, the licensing, or the sublicensing thereof.

(ii) Neither Company nor any Seller has received any notice that it has infringed upon or otherwise violated the intellectual property rights of third parties or received any claim, charge, complaint, demand or notice alleging any such infringement or violation, or has Knowledge of any basis for any such claim that could reasonable be expected to cause a Material Adverse Effect.

(iii) To the Knowledge of the Company and Sellers, no third party is infringing upon or otherwise violating any Intellectual Property.

(iv) Company’s products have been marked as required by the applicable Patent statute and Company has given the public notice of its Copyrights and notice of its Trademarks as required by the applicable Trademark and Copyright statutes.

(f) No Infringement of Intellectual Property of Others. None of the Intellectual Property, products or services owned, developed, provided, sold or licensed by Company infringe upon or otherwise violate any intellectual property rights of any third party. To the Knowledge of the Company or the Sellers, none of the Intellectual Property, products or services used by or licensed to the Company by any Person infringe upon or otherwise violate any intellectual property rights of any third party.

(g) Administration and Enforcement. Company has taken commercially reasonable actions to maintain and protect the Intellectual Property.

(h) Software. All Software owned by Company with an original purchase price or cost of development in excess of (i) $1,500 if acquired on or after January 1, 2006 or (ii) $5,000 if acquired before January 1, 2006, is described in Schedule 3.12(h). Except as set forth on Schedule 3.12(h), (i) no Software is subject to any transfer, assignment, site, equipment, or other operational limitations that would be triggered by the consummation of the transactions contemplated hereby; (ii) to the Knowledge of Company and Sellers, Company has the most current copy or release of the Software; and (iii) the Software includes all information sufficient to use such Software in the conduct of the business or operations of Company as of the date of this Agreement. No Software owned by the Company is subject to any agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software by any third party. All Software owned by the Company is free from any material defect and does not contain any mechanism for viruses, worms, time bombs, or unauthorized backdoor access that could be used to interfere with the operation of such Software, and performs in general conformance with its documentation as respects the functionality and purposes for which such Software is currently used by Company.

(i) Trade Secrets. Except as disclosed on Schedule 3.12(i) or as required pursuant to the filing of any Patent application, regarding Company’s Trade Secrets: (i) Company has taken commercially reasonable actions to protect such Trade Secrets from unauthorized use or disclosure; (ii) to the Knowledge of Company and Sellers, there has not been an unauthorized use or disclosure of such Trade Secrets; (iii) Company has the sole and exclusive right to bring actions for infringement or unauthorized use of such Trade Secrets; and (iv) Company is not, nor as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, will be, in violation of any agreement relating to such Trade Secrets.

(j) Employees, Consultants and Other Persons. As of the date hereof, each present or past employee, officer, consultant or any other Person who developed any part of any Intellectual Property owned by Company, or reflected on the Company’s financial statements or carried on the Company’s books as owned, either: (i) is a party to an agreement that conveys or obligates such person to convey to Company any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment with or engagement on behalf of the Company; (ii) as to copyrighted or copyrightable material created in the course of such Person’s employment with or engagement on behalf of Company is a party to a “work made for hire” agreement pursuant to which Company is deemed to be the original owner/author of all proprietary rights in such material; or (iii) otherwise has by operation of law vested in Company any and all right, title and interest in and to all such Intellectual Property developed by such Person in connection with such Person’s employment with, or engagement on behalf of, Company. Company and Sellers have provided Purchaser true and complete copies of all written Contracts referenced in subsections (i) and (ii) above.

(k) Employee Breaches. To the Knowledge of Sellers and Company, no employee of Company has transferred Intellectual Property or confidential or proprietary information to Company or to any third party in violation of any Law or any term of any employment agreement, Patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with Company or any prior employer.

(l) Related Parties; etc. Company does not use any Intellectual Property owned by any director, officer, employee or consultant of Company. At no time during the conception or reduction to practice of any of the Intellectual Property owned by Company was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other contract with any Person that could reasonably be expected to adversely affect the rights of Company to any Intellectual Property.

(m) Transfer. The execution by Company and Sellers of this Agreement will not result in the loss or impairment of the rights of Company to own or use any of the Intellectual Property, and Company is not, nor as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder will be, in violation of any IP License.

(n) Open Source. Schedule 3.12(n) sets forth all software that is distributed as “open source software” or under a similar licensing or distribution model used by the Company (“Open Source Materials”). Schedule 3.12(n) describes the manner in which these Open Source Materials were used, including whether and how the Open Source Materials were modified or distributed by the Company. Except as set forth in Schedule 3.12(n), the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Intellectual Property owned or exclusively licensed by the Company, or any Intellectual Property that otherwise comprises non-Open Source Materials portions of Company Intellectual Property; (ii) distributed Open Source Materials in conjunction with any Intellectual Property owned or exclusively licensed by the Company, or any Company Intellectual Property that otherwise comprises non-Open Source Materials portions of Company Intellectual Property; or (iii) used Open Source Materials in a manner that grants, or purports to grant, to any third party, any rights or immunities under any Company Intellectual Property owned or exclusively licensed by the Company, or any Company Intellectual Property that otherwise comprises non-Open Source Materials portions of Company Intellectual Property (including, but not limited to, requiring that any such Company Intellectual Property be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge).

3.13 Contracts.

(a) Schedule 3.13(a) attached hereto contains a complete, current and correct list of all of the following types of Contracts to which the Company is a party or by which any of its properties or assets are bound (other than the agreements or arrangements covered by Schedules 3.33(a)(i) – (a)(iv)):

(i) any Contract which involves expenditures or receipts by Company (other than any Contract which does not require payments or yield receipts of more than $10,000 in any twelve (12) month period or more than $25,000 in the aggregate);

(ii) any Contract containing a covenant or covenants which purport to limit the Company’s ability or right to engage in any lawful business activity or to compete with any Person (including without limitation all non-competition and non-solicitation agreements);

(iii) any Contract with any of its officers, directors, employees or Affiliates, not otherwise listed on Schedule 3.24(a), Schedule 3.27(a) or Schedule 3.27(b) hereto, including all noncompetition, severance, and indemnification agreements;

(iv) any agreement presently in effect for the license of any patent, copyright, trade secret or other proprietary information agreements involving the payment by or to the Company in excess of $5,000 per year;

(v) any power of attorney;

(vi) any agreement entered into outside the Ordinary Course of Business and presently in effect, involving payment to or obligations of in excess of $5,000, not otherwise described in this Section 3.13(a); and

(vii) any loan agreement, agreement of indebtedness, note, security agreement, guarantee or other document pursuant to or in connection with the Company’s receipt or extension of credit for money borrowed in excess of $5,000.

(b) All of Company’s oral Contracts that are responsive to the categories listed above are identified in Schedule 3.13(b), other than those oral Contracts which may be terminated at any time without any requirement that the Company make any payments thereunder except in connection with products purchased or services rendered prior to the date of termination.

(c) Company has all the Contracts it needs to carry on Company’s business as now being conducted. All of the Contracts listed on Schedule 3.13(a) are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by court-applied equitable principles. There exists no material breach, default or violation on the part of Company or, to the Knowledge of Company and Sellers, on the part of any other party to any such Contract nor has Company received notice of any breach, default or violation. Except as expressly identified on Schedule 3.13(c), (i) Company has not received written, or to the Knowledge of Company and Sellers, oral notice of an intention by any party to any such Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect Company and (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity, enforceability and continuation of the Contracts on the same terms applicable to such Contracts as of the date hereof. Company has not waived any rights under any such Contract. To the Knowledge of Sellers and Company, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract (other than Company) to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any indebtedness of Company under any such Contract.

3.14 Litigation. Except as described on Schedule 3.14, there is no litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, decree, settlement, rule or order or investigation of any nature pending or, to Company’s or Sellers’ Knowledge, threatened by or against Company, its directors, officers or stockholders (provided that any litigation involving the directors, officers or stockholders of Company must be related to Company’s business, the Company Stock or the Assets), Company’s business, the Company Stock or the Assets. There are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding against Company, the Company Stock, Company’s business or the Assets.

3.15 Financial Statements. Schedule 3.15 sets forth true, correct and complete copies of (a) the audited balance sheet, income statement and statement of cash flows of Company as of and for the year ended December 31, 2004 (including any related notes and schedules), (b) the audited balance sheet, income statement and statement of cash flows of Company as of and for the year ended December 31, 2005 (including any related notes and schedules), (c) the audited balance sheet, income statement and statement of cash flows of Company as of and for the year ended December 31, 2006 (including any related notes and schedules) and (d) unaudited balance sheet, income statement and statement of cash flows of Company as of May 31, 2007 (the “Statement Date”) and for the five month period ended on the Statement Date (collectively, the items referenced in subsection (a) through (d), the “Financial Statements”). The Financial Statements were prepared in accordance with the books and records of Company, are true, correct and complete in all material respects, and present fairly the financial condition and the results of operations of Company as of the respective dates thereof. Except as set forth on Schedule 3.15, the Financial Statements have been prepared in accordance with GAAP, consistently applied throughout and among the periods indicated (provided that the unaudited statements described in subsection (d) do not contain footnotes required by GAAP and are subject to normal year end adjustments which shall not be material individually or in the aggregate).

3.16 Liabilities. Company has no liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise, whether matured or unmatured and whether due or to become due), including, without limitation, tax liabilities due or to become due, except (a) liabilities that are accrued and reflected on the unaudited balance sheet and statement of income of Company as of and for the period ended on the Statement Date, (b) liabilities that are listed on Schedule 3.16 to this Agreement, (c) liabilities that have arisen in the Ordinary Course of Business (other than liabilities for breach of any Contract and which do not, individually or in the aggregate have a Material Adverse Effect on Company since the Statement Date, or (d) obligations to perform after the date hereof any Contracts. Except for the Guaranty, the Company is not a guarantor nor is it otherwise liable for any obligation (including indebtedness) of any other Person. No Seller has any claim or action against Company (other than a claim for compensation or expense reimbursement due in the Ordinary Course of Business to the extent that such amount is reflected on the Estimated Closing Balance Sheet or Schedule 3.16).

3.17 Tax Matters.

(a) All Tax Returns required to have been filed by the Company have been timely filed. All such Tax Returns are true, correct and complete in all respects. No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction.

(b) The Company has fully and timely paid all Taxes (whether or not shown on any Tax Return) required to have been paid by Company for all taxable periods through and including the Closing Date.

(c) Schedule 3.17(c) lists all Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2002. The Company has (i) made available to Purchaser true, correct and complete copies of all material Tax Returns assessed against or agreed to by the Company filed or received or due since December 31, 2002, and all examination reports and statements of deficiencies issued by any Taxing Authority; and (ii) made available to Purchaser true, correct and complete copies of all other Tax Returns filed or due since December 31, 2002.

(d) Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties with respect to Taxes required to be paid by it.

(e) None of the Sellers is a “foreign person” within the meaning of Section 1445 of the Code.

(f) Except as set forth on Schedule 3.17(f), the Company and each Affiliate of Company is not now and has not at any time been a member of any Affiliated Group required to join in the filing of consolidated federal income Tax Returns, or otherwise joined in the filing other Tax Returns on a consolidated, combined or unitary group basis.

(g) Company is not a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement other than leases and Contracts entered into in the Ordinary Course of Business that have customary Tax allocation provisions (collectively, “Tax Sharing Agreements”), and does not have, by contract or otherwise, any liability for Taxes of any Person as a transferee or successor.

(h) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or payable by Company for any taxable period and no written or other request for any such waiver or extension is currently pending.

(i) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or on behalf of Company which would have binding effect on Company for any taxable year ending after the Closing Date.

(j)(i) No audit or other proceeding by any Governmental Authority is pending with respect to any Taxes due from Company, (ii) Company has not received any written notification that such an audit or proceeding is threatened or may be commenced, with respect to any Taxes due from Company, (iii) to the Knowledge of Company and Sellers, there is no proceeding referred to in (i) or (ii) above based upon personal contact with any agent of a Taxing Authority with any employee or representative of the Company, and (iv) all deficiencies for Taxes asserted or assessed against Company have been fully and timely paid, or otherwise settled with the relevant Taxing Authority, or are properly reflected in the Financial Statements.

(k) Company has not made a change in method of accounting and except as a result of the consummation of the transactions contemplated hereby, has not agreed to and is not required to make a change in method of accounting in its Tax Returns that would require Company to make any adjustment to its computation of income pursuant to Section 481(a) of the Code (or any predecessor provision), there is no application pending with any Taxing Authority requesting permission for any such change in any accounting method of the Company and no Governmental Authority has proposed in writing any such adjustment or change in accounting method and, to the Knowledge of the Company and Sellers, there has been no oral proposal for such change based upon personal contact of any agent of a Governmental Authority with any employee or representative of the Company.

(l) Company has withheld from its employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Taxing Authority proper and accurate amounts in all respects required to have been withheld or paid over for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws and has complied in all respects with all Tax information reporting provisions of all applicable Laws. Except as set forth in Schedule 3.17(l), Company is not, nor has it received any notice that it is, in violation (or with notice will be in violation) of any applicable Law relating to the payment or withholding of Taxes.

(m) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Company by reason of Section 280G of the Code.

(n) Company has not filed a consent under Section 341(f) of the Code.

(o) Company is not now nor has it been during the applicable period specified Section 897(c)(1)(A)(ii) of the Code a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(p) There are no Liens for Taxes upon the Assets, except for statutory Liens for current Taxes not yet due, and there are no claims relating to Taxes with respect to which Company has received written notice or to the Knowledge of the Company or the Sellers that, if adversely determined, would result in any Lien on any of the assets or properties of Company.

(q) Except as set forth in Schedule 3.17(q), Company has not entered into a transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign Law.

(r) No property owned by Company (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(s) Company does not owe any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(t) Any adjustment of Taxes of Company made by a Taxing Authority, which is required to be reported to another Taxing Authority, has been so reported.

(u) The unpaid Taxes of Company did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet, and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing their Tax Returns. Since the date of the most recent balance sheet, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(v) Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period as a result of an open transaction disposition made on or prior to the Closing Date, or received a prepaid amount received on or prior to the Closing Date.

(w) Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(x) Company has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 since January 1, 1988. Neither Company nor any Seller has taken any action that would cause Company to lose its status as an S corporation as defined in Sections 1361 and 1362 of the Code. Company has not, in the past 10 years, (i) acquired assets from another corporation in a transaction in which Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

3.18 Insolvency Proceedings. None of the Company, any of the Sellers, any of the Company Stock or the Assets is the subject of any pending, rendered or, to the Knowledge of the Company or the Sellers, threatened insolvency proceedings of any character. Neither the Company nor any of the Sellers has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. Neither Company nor any of the Sellers is insolvent and none will become insolvent as a result of entering into this Agreement.

3.19 Employee Benefit Plans; ERISA.

(a) Schedule 3.19(a) lists: (i) each plan fund, program, agreement or arrangement for the provision of executive compensation, deferred or incentive compensation,

profit sharing, stock bonus, bonus, stock option, stock purchase, termination, salary continuation, employee assistance, supplemental retirement, severance, vacation, sickness, disability, death, fringe benefit, insurance, medical or other benefits (whether provided through insurance, on a funded or unfunded basis, or otherwise) to any current or former employee, director, consultant or independent contractor, or any dependent, survivor or beneficiary with respect to any of the foregoing, which is maintained, administered or contributed to (directly or indirectly through a professional employer organization or otherwise) by the Company or any ERISA Affiliate of the Company, whether or not legally binding; (ii) each Employee Pension Benefit Plan which has been maintained, administered or contributed to (directly or indirectly through a professional employer organization or otherwise) by the Company or any ERISA Affiliate (the “Pension Plans”); and (iii) each Employee Welfare Benefit Plan which is currently maintained, administered or contributed to (directly or indirectly through a professional employer organization or otherwise) by the Company or any ERISA Affiliate (the “Current Welfare Plans”), (such plans, together with Employee Welfare Benefit Plans which were previously maintained, administered or contributed to by the Company or an ERISA Affiliate are hereinafter collectively referred to as the “Welfare Plans”) (collectively, all arrangements described in this Section 3.19(a) are hereinafter referred to as the “Benefit Plans”).

(b) Each Pension Plan which is intended to qualify under Section 401(a) of the Code so qualifies (i) with respect to the form of its plan documents and (ii) in operation and each related trust is exempt from taxation under Code Section 501(a). Each Benefit Plan (and each related trust, insurance contract or fund) has been administered in all material respects in accordance with its governing instruments and all applicable Laws, including but not limited to, ERISA and the Code. No Pension Plan has ever held securities issued by the Company or any ERISA Affiliate. No Pension Plan has ever been merged with or accepted Code Section 414(1) transfers from another Employee Pension Benefit Plan.

(c) All contributions, premiums or other payments due under the terms of each Benefit Plan or required by applicable Law have been made within the time due. All unpaid amounts attributable to any such Benefit Plan for any period prior to the Closing Date will be accrued on the consolidated books and records of the Company in accordance with GAAP.

(d) There have been no Prohibited Transactions with respect to any Benefit Plan which could result in liability to the Company, its ERISA Affiliates, or any of their respective employees. To the Knowledge of the Company, there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) with respect to any Benefit Plan which could result in liability to the Company, its ERISA Affiliates or, any of their respective employees. No action, suit, proceeding, hearing or investigation relating to any Benefit Plan (other than routine claims for benefits) is pending or, to the Company’s Knowledge, has been threatened, and Company has no Knowledge of any fact that would reasonably be expected to form the basis for such action, suit, proceeding, hearing or investigation. No matters are currently pending with respect to any Benefit Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Governmental Authority.

(e) No Benefit Plan is a “defined benefit plan” (as defined in Code Section 414(j)), a “multiemployer plan” (as defined in ERISA Section 3(37)) or a “multiple employer plan” (as described in Code Section 413(c)) or is otherwise subject to Title IV of ERISA or Code Section 412 and the Company has never maintained sponsored or been obligated to contribute to any such Plan. The Company does not maintain or contribute to or in any way directly or indirectly have any liability (whether contingent or otherwise) with respect to any “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(f) Neither the Company, nor any ERISA Affiliate has ever sponsored, maintained, administered, contributed to, had any obligation to contribute to, or had any other liability under or with respect to any Employee Welfare Benefit Plan which provides health, life or other coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by COBRA.

(g) Neither the Company, nor any ERISA Affiliate has ever maintained a “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code or any other “welfare benefit fund” as defined in Section 419(e) of the Code.

(h) All reports and information relating to each Benefit Plan required to be filed with a Governmental Authority have been timely filed and are accurate in all material respects; all reports and information relating to each such Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided, and there are no restrictions on the right of the Company or any ERISA Affiliate to terminate or decrease (prospectively) the level of benefits under any Benefit Plan after the Closing Date without liability to any participant or beneficiary thereunder, other than as provided by applicable Law.

(i) There has been made available to Purchaser, with respect to each Benefit Plan the following: (i) a copy of the annual report (if required under ERISA) with respect to each such Benefit Plan for the last three (3) years (including all schedules and attachments); (ii) a copy of the summary plan description, together with each summary of material modification required under ERISA with respect to such Benefit Plan; (iii) a true and complete copy of each such written Benefit Plan, a written description of each unwritten Benefit Plan and, with respect to Pension Plans, each written plan document and all amendments thereto which have been adopted since the inception of such plan; (iv) all trust agreements, insurance contracts, and similar instruments with respect to each with funded or insured Benefit Plan; (v) copies of all nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each such Benefit Plan that is subject to nondiscrimination and/or top-heavy testing; and (vi) any investment management agreements, administrative services contracts or similar agreements relating to the ongoing administration and investment of each such Benefit Plan.

(j) Each ERISA Affiliate is identified on Schedule 3.19(j).

(k) Except as set forth on Schedule 3.19(k)(i), each Benefit Plan sponsored by the Company is terminable at the discretion of such entity with no more than thirty

(30) days advance notice and without material cost to such entity. All Benefit Plans are sponsored by the Company. Except as set forth on Schedule 3.19(k)(ii), no Benefit Plan has any provision which could increase or accelerate benefits or any provision which could increase liability to the Company, or the Purchaser as a result of the Closing of the transactions contemplated hereby, alone or together with any other event of which the Company or any Seller has Knowledge. Except as set forth on Schedule 3.19(k)(iii), no Benefit Plan imposes withdrawal charges, redemption fees, contingent deferred sales charges or similar expenses triggered by termination of the plan or cessation of participation or withdrawal of employees thereunder. Company. To the Knowledge of Company and Sellers, no officer, manager, agent or employee of the Company or any ERISA Affiliate has made any oral or written representation which is inconsistent with the terms of any Benefit Plan which may be binding on such plan, the Company or any ERISA Affiliate.

(l) Except as set forth on Schedule 3.19(l), neither the Company nor any ERISA Affiliate sponsors, maintains, or contributes to a nonqualified deferred compensation plan within the meaning of Code Section 409A.

(m) To the Knowledge of Company, the consummation of the transactions contemplated by this Agreement will not constitute or involve a Prohibited Transaction with respect to the Benefit Plans.

(n) There are no funded benefit obligations for Benefit Plans for which contributions have not been made or properly accrued under GAAP.

(o) All health and medical benefit coverage, and all death benefit coverage, under each Benefit Plan is provided solely through insurance. Except as set forth on Schedule 3.19(o), the Company has no liability, with respect to any Benefit Plan which is funded wholly or partly through an insurance policy, in the nature of a retroactive rate adjustment, a loss sharing arrangement or any other actual or contingent liability.

3.20 Insurance.

(a) Schedule 3.20(a) lists all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage and bond and surety arrangements) held by Company relating to the Assets and the business, properties and employees of Company, copies of which have been made available to Purchaser. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will not cease to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby due to the consummation of the transactions contemplated hereby or any action taken by the Sellers or the Company prior to the Closing. Company is not in default with respect to its obligations under any insurance policy, nor has the Company been denied insurance coverage. Company does not have any self-insurance or co-insurance programs. In the three (3) year period ending on the date hereof, Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of any of Company’s assets, purchase of additional equipment or material modification of any of Company’s methods of doing business. Company has not made any claim against an insurance policy as to which the insurer is denying coverage.

(b) Schedule 3.20(b) identifies each insurance claim made by the Company since January 1, 2006. To the Knowledge of the Sellers and to Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for any such insurance claim.

3.21 Environmental Matters.

(a) There are no investigations, inquiries, administrative proceedings, notices of violation, actions, suits, claims, legal proceedings or other proceedings pending or, to the Knowledge of Sellers or Company, threatened against any of Company, Sellers, or the Assets under or relating to Environmental Laws including without limitation those that involve or relate to Environmental Conditions, Environmental Noncompliance or the generation, release, use, storage, disposal or arranging for disposal of any Hazardous Materials on or from any Assets, or any real property constituting or connected with the Leased Premises or any other real property or facility formerly owned, leased or operated by Company.

(b) There are no Hazardous Materials that have been released by the Company or any predecessor in quantities that are required to be reported, monitored, or remediated in compliance with Environmental Law or are being stored by the Company on, under or about any of the Assets or any real property currently or formerly owned, leased or operated by Company except Hazardous Materials that are stored in the Ordinary Course of Business and in compliance with Environmental Laws. To the Knowledge of the Company and the Sellers, there are and were no Hazardous Materials otherwise present on, under or about any Assets or real property constituting or connected with any real property currently or formerly owned, leased, or operated by Company, except Hazardous Materials that are or were stored in the Ordinary Course of Business and in compliance with Environmental Law. Each of the Leased Premises and all of the Assets or any real property currently or formerly owned, leased, or operated by Company, during the period it was owned, leased, or operated by Company, was maintained by the Company in compliance with Environmental Law; and the Company is complying with, and has at all prior times complied with all applicable Environmental Law.

(c) Company has not disposed of, arranged for the transportation of, or arranged to dispose of, Hazardous Materials in a manner or to a location that could reasonably be expected to result in liability to Company under or arising from Environmental Laws. Neither any Seller nor the Company has any environmental audits, reports or other material environmental documents relating to Company’s past or current properties, facilities or operations.

(d) Except as set forth in Schedule 3.21, Company has not assumed, contractually or by operation of Law, any liabilities or obligations under any Environmental Law.

(e) Company is not, as of the date hereof, and has not been at any time since the date of its inception, a Response Action Contractor.

3.22 Real Estate.

(a) Leased Premises. Schedule 3.22 contains a complete and accurate list of all premises leased by Company for the operation of Company’s business (the “Leased Premises”), and of all leases related thereto (collectively, the “Leases”). Company has made available to the Purchaser a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease.

(b) Leases Binding. (i) The Leases are valid, binding and enforceable against Company in accordance with their terms, are in full force and effect, and at Closing the Replacement Corporate Lease will be valid, binding and enforceable against the landlord thereunder in accordance with its terms and in full force and effect; (ii) no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default under the Leases on the part of Company or Sellers; and (iii) Company and Sellers have no Knowledge of the occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default under the Leases by any other party. The current annual rent and term under each Lease are as set forth on Schedule 3.22. Schedule 3.22 separately identifies all Leases for which consents or waivers must be obtained on or prior to the Closing Date (or which have been obtained) in order for such Leases to continue in effect according to their terms after the Closing Date. Company has not waived any rights under any Lease which would be in effect on or after the date of this Agreement. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any Lease with Company to declare a default or to accelerate, or which does accelerate, the maturity of any indebtedness of Company under any Lease.

(c) Leased Improvements and Fixtures. The Leased Improvements are (i) to the Knowledge of Company and Sellers structurally sound with no known defects; (ii) in satisfactory operating condition and repair, subject to ordinary wear and tear; (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair; and (iv) in conformity with all applicable Laws relating thereto currently in effect. To the Knowledge of Company and Sellers, all of the Leased Improvements on the Leased Premises are located entirely on such Leased Premises.

(d) Owned Real Property. Except as set forth on Schedule 3.22(d), the Company does not own, nor has it ever owned, any real property.

3.23 No Other Agreement To Sell. Other than the sale of Assets in the Ordinary Course of Business and the transfer, on or prior to the Closing, of the Excluded Assets as described herein, neither Company nor any Seller has any legal obligation, absolute or contingent, to any other Person to sell, encumber or otherwise transfer Company, the Company Stock, the Assets or Company’s business (in whole or in part), or effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving Company, or to enter into any agreement with respect thereto.

3.24 Transactions with Certain Persons. Except as set forth on Schedule 3.24(a), no officer or director of Company, no Seller nor any member of any such individual’s immediate family (whether directly or indirectly through an Affiliate of such Person) is presently, or within the past three (3) years has been, a party to any transaction with Company, including without limitation, any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of Company); (b) providing for the rental of real or personal property from; or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of Company in the Ordinary Course of Business) any such individual or any corporation, partnership, trust or other entity in which any such individual has an interest as a shareholder, officer, director, trustee or partner. Other than Contracts listed on Schedule 3.24(a), Company does not have outstanding any Contract or other arrangement or commitment with any Seller or any director, officer, employee, trustee or beneficiary of Company or any Seller. Except as set forth on Schedule 3.24(a), the assets of Company do not include any receivable or other obligation from any Seller or any director, officer, employee, trustee or beneficiary of Company or any Seller and the liabilities of Company do not include any payable or other obligation or commitment to any such Person. Schedule 3.24(b) identifies all Contracts, arrangements or commitments set forth on Schedule 3.24(a) that cannot be terminated upon 60 days notice by Company.

3.25 Disclosure. To the Knowledge of the Company or any of the Sellers, no representations or warranties by Company or Sellers in this Agreement, the Transaction Documents or in any document, exhibit, statement, certificate or schedule which is furnished or to be furnished by Company pursuant to Section 9 in connection with the Closing of the transactions herein contemplated, (i) contains or will contain any untrue statement of a material fact, or (ii) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Disclosure Schedules hereto and the other Transaction Documents, any material fact necessary to make the statements or facts contained therein not misleading.

3.26 No Affiliates. Except for Sellers, as set forth on Schedule 3.26 or Persons (other than Company) in which Gurvinder Pal Singh individually (and not the Company) has a debt or equity interest, Company does not have any Affiliates, does not own any capital stock or other equity securities of or any debt interest in any other corporation and does not have any other type of ownership interest in any other Person. Schedule 3.26 shall set forth the names, addresses, officers, directors, co-owners, relationship with the Company, and type and percentage of capital stock or other equity securities of or any debt interest in any Affiliate owned by the Company.

3.27 Employees and Contractors.

(a) Employees. Schedule 3.27(a) hereto sets forth a complete and accurate list of all employees of Company as of April 30, 2007 showing for each as of that date the employee’s name, job title or description, salary level (including any bonus or deferred compensation arrangements other than any such arrangements under which payments are at the discretion of Company) and also showing any bonus, commission or other remuneration other than salary paid during Company’s fiscal year ending December 31, 2006. Except as set forth on Schedule 3.27(a), none of Company’s employees is a party to a written employment agreement or contract with Company and each is employed “at will.” Except as set forth in Schedule 3.27(a), each Company employee has entered into Company’s standard form of employee non-disclosure agreement with Company, a copy of which has been previously delivered to the Purchaser.

(b) Contractors. Schedule 3.27(b) contains a list of all independent contractors (including consultants but excluding subcontractors) currently engaged by Company, along with the position, and date of retention and rate of remuneration, for each such Person. Except as set forth on Schedule 3.27(b), each of such independent contractors is a party to a written agreement or contract with the Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with Company, a copy of which has been previously delivered to the Purchaser. For the purposes of applicable Law, including without limitation the Code, all independent contractors who are, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Except as noted on Schedule 3.27(b), each independent contractor is terminable on fewer than thirty days notice, without any obligation to pay severance or a termination fee.

3.28 Organizational Conflicts of Interest. Except as set forth in Schedule 3.28, to the Knowledge of Company and Sellers, in the past six (6) years Company has not had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would create in any current Governmental Authority procurement an Organizational Conflict of Interest, as defined in Federal Acquisition Regulation 9.501, with Company. Schedule 3.28 lists all conflict of interest provisions to which the Company is bound.

3.29 Government Audits. Except as set forth on Schedule 3.29, and except for contract audits of a routine nature, which routine audits would not be reasonably expected to have a Material Adverse Effect, or audits related to Taxes that are otherwise described in the Disclosure Schedules, Company has not received any official notice that it is or was being specifically audited or investigated by any Governmental Authority, nor, to the Knowledge of Company and Sellers, has such audit or investigation been threatened.

3.30 Labor Relations. Except as disclosed on Schedule 3.30, Company is not a party to any collective bargaining agreement or other contract or agreement with any group of employees, labor organization or other representative of any of the employees of Company and except as disclosed on Schedule 3.30, neither Company nor any Seller has any Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of Company and Sellers, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Except as set forth in Schedule 3.30, Company is in compliance with all Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions, except where such failure to comply could not reasonably be expected to cause a material Loss to Company or a Purchaser Party. Schedule 3.30 sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between Company and Persons employed by or providing services to Company. To the Knowledge of Company and Sellers, except for Gurvinder Pal Singh, Gurpaul Singh, Harpreet Singh and Kim Denson, no officer or employee of Company has any current plan to terminate his or her employment with Company. Solely for purpose of this Section 3.30, “material Loss” shall mean Losses that together with other Losses under this Section 3.30, exceed an aggregate of $25,000.

3.31 Board and Stockholder Approval. The board of directors of Company has determined that the transactions contemplated by this Agreement are in the best interests of Company and its stockholders and has adopted a resolution to such effect which authorized the Company to enter into this Agreement and the Transaction Documents. Company and Sellers have made available to Purchaser true and correct copies of all such board of directors proceedings relating to this Agreement and the transactions contemplated hereby, which are in full force and effect as of the date hereof and shall be in full force and effect as of the Closing Date. The Company has obtained any and all approval of its stockholders that is required in connection with the transactions contemplated by this Agreement.

3.32 Brokers; Fees. Except as set forth on Schedule 3.32, no broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any Sellers.

3.33 Government Contracts

(a)(i) Schedule 3.33(a)(i) lists all (A) Government Contracts that have not been closed out (other than task orders and blanket purchasing agreements pursuant to Government Contracts), and with respect to each such listed Government Contract, Schedule 3.33(a)(i) accurately lists: (A) the contract name; (B) the award date; (C) the customer; (D) the contract end date; and (E) as applicable, whether the current Government Contract is premised on Company’s small business status, small disadvantaged business status, protégé status, or other preferential status; provided, that with respect to Government Contracts that are teaming agreements, Schedule 3.33(a)(i) accurately lists (A) the contract name, (B) the parties, (C) whether the contract relates to a prime contract or subcontract, (D) the effective date and (E) if applicable, the expiration date.

(ii) Schedule 3.33(a)(ii) lists Company’s current project charge codes, and with respect to each such charge code, Schedule 3.33(a)(ii) accurately lists: (A) the customer; (B) the customer’s contract number corresponding to the charge code; (C) the customer’s order number; (D) Company’s internal project charge code number; (E) the corresponding project name; (F) the end date; (G) inception to April 30, 2007 funding; and (H) inception to April 30, 2007 revenue. Schedule 3.33(a)(ii) also indicates the basis for billing with respect to the charge codes that represent fixed price task orders.

(iii) Schedule 3.33(a)(iii) lists all pending Government Bids that may be accepted by an Governmental Authority after the date hereof, including task order bids under current Government Contracts submitted by Company and for which no award has been made, and with respect to each such Government Bid, Schedule 3.33(a)(iii) accurately lists: (A) the customer agency and title; (B) the request for proposal (RFP) number or, if such Government Bid is for a task order under a prime contract, the applicable prime contract number, (C) the date of proposal submission; (D) the expected award date, if known; (E) the estimated period of performance; (F) the estimated value based on the proposal, if any; and (G) except for Government Bids for task orders, whether such Government Bid is premised on the Company’s small business status, small disadvantaged business status, protégé status, or other preferential status. Company and Sellers have made available to Purchaser true and complete copies of all Government Contracts (except for task orders pursuant to such Government Contracts) and of all Government Bids required to be listed on Schedule 3.33(a)(i) or Schedule 3.33(a)(iii) hereto and provided access to Purchaser to true and correct copies of all material documentation related thereto requested by Purchaser, provided that the Purchaser has not delivered but has provided access to the maximum extent permitted by Law in connection with classified Government Contracts. Neither Company nor the Sellers has made or makes any representation hereunder or otherwise with regard to the amount or likelihood of any award under such Government Bids.

(iv) Schedule 3.33(a)(iv) lists all task orders related to products or services that have not been completed by Company, and in each instance references the Government Contract to which each such task order relates.

(b) Except as set forth on Schedule 3.33(b), (i) Company has not received written notification of cost, schedule, technical, quality or other default or dispute problems (or any other adverse contract formation or administration issue, including defaults or disputes) that could reasonably result in claims against Company (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor resulting in a material Loss to the Company; (ii) there are no Government Contracts pursuant to which Company is reasonably likely in the near future to experience cost, schedule, technical, quality or other default or dispute problems (or any other adverse contract formation or administration issue, including defaults or disputes) that could reasonably result in claims against Company (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (iii) all of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect; (iv) the Government Contracts are not currently the subject of bid or award protest proceedings, and, to the Knowledge of Company and Sellers, no such Government Contracts are reasonably likely to become the subject of bid or award protest proceedings; and (v) no Person has notified Company in writing or the Knowledge of Company and Sellers, orally that any Governmental Authority intends to seek Company’s agreement to lower rates under any of the Government Contracts or Government Bids, including but not limited to any task order under any Government Bids. Solely for the purpose of this Section 3.33(b), “material Losses” shall mean Losses that together with other Losses under this Section 3.33(b), exceed an aggregate of $25,000.

(c) Except as set forth on Schedule 3.33(c): (i) the Company has complied with all terms and conditions of each Government Contract and Government Bid to which it is a party and required to be listed on the Disclosure Schedules; (ii) Company has complied with all statutory and regulatory requirements, including but not limited to the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulations (“FAR”) and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Government Contracts and Government Bids required to be listed on the Disclosure Schedules, (iii) the representations, certifications, and warranties made by Company with respect to the Government Contracts or Government Bids required to be listed on the Disclosure Schedules were accurate in all respects as of their effective date, and Company has complied with all such certifications in all respects; (iv) no termination for default, cure notice or show cause notice has been issued and remains unresolved with respect to any Government Contract or Government Bid required to be listed on the Disclosure Schedules, and, to the Knowledge of Company and Sellers, no event, condition or omission has occurred or exists that would constitute grounds for such action; (v) no past performance evaluation received by Company with respect to any such Government Contract required to be listed on the Disclosure Schedules has set forth a default or other failure to perform thereunder or termination or default thereof; and (vi) no money due to Company pertaining to any Government Contract or Government Bid required to be listed on the Disclosure Schedules has been withheld or set-off, or to the Knowledge of Company and Sellers is reasonably likely to be withheld or set-off.

(d) Except as set forth in Schedule 3.33(d), with respect to the Government Contracts, no Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified Company of any actual or, alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification that could reasonably be expected to materially affect payments under Government Contracts or adversely affect the award of Government Contracts (whether pursuant to a Government Bid or otherwise) to Company in the future.

(e) Company has not taken any action and is not a party to any litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act or any other law barring fraud in procurement, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any other request for a reduction in the price of any Government Contract, including but not limited to claims based on actual or alleged defective pricing. There exists no basis for a claim of any material liability of Company by any Governmental Authority as a result of defective cost and pricing data submitted to any Governmental Authority. Company is not participating in any pending claim and, to the Knowledge of Company and Sellers, has no interest in any potential claim under the Contract Disputes Act (or otherwise) against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

(f) Except as set forth on Schedule 3.33(f), (i) Company has not received any show cause, cure, default or similar notice relating to any Government Contracts in the past five (5) years; (ii) no Government Contract has been terminated for default in the past three (3) years; and (iii) Company has not received any notice during the past three (3) years terminating any Government Contract for convenience or indicating an intent to terminate any Government Contract for convenience.

(g) Except as set forth on Schedule 3.33(g) since January 1, 2001, Company has not received any written notice or, to the Knowledge of Company or any of the Sellers, any oral notice of any outstanding claims or contract disputes to which Company is a party (i) relating to the Government Contracts or Government Bids and involving either a Governmental Authority, any prime contractor, any higher-tier subcontractor, vendor or any third party; or (ii) relating to the Government Contracts under the Contract Disputes Act or any other federal statute.

(h) Neither Company nor any Seller has ever been and is not now, suspended, debarred or proposed for suspension or debarment under the FAR or under any analogous Laws of any Governmental Authority. No suspension or debarment actions with respect to Government Contracts have been commenced, or to the Knowledge of Company or any Seller, threatened against Company or any of its officers or employees. There is no valid basis for the Company’s or a Seller’s suspension or debarment from bidding on contracts or subcontracts for or with any Governmental Authority.

(i) No negative determination of responsibility has been issued against Company during the past three (3) years with respect to any quotation, bid or proposal for a Government Contract.

(j) Except as set forth on Schedule 3.33(j), since January 1, 2001, (i) Company has not undergone and, to the Company’s or Sellers’ Knowledge, is not undergoing any audit, inspection, survey or examination of records by any Governmental Authority including without limitation the Government Accountability Office, the DCAA, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract or the Department of Justice (including any United States Attorney) relating to any Government Contract, (ii) the Company has not received notice of and, to the Knowledge of Company and Sellers, the Company has not undergone any investigation or review relating to any Government Contract, and (iii) to the Knowledge of Company and Sellers, no such audit, review, inspection, investigation, survey or examination of records is threatened. Company has not received any notice that any audit, review, inspection, investigation, survey or examination of records described in Schedule 3.33(j), has revealed any fact, occurrence or practice which could reasonably be expected to have a Material Adverse Effect on Company.

(k) During the last five (5) years, Company has not made any voluntary disclosure in writing to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(l) Except as set forth on Schedule 3.33(1), Company has not received any notice that any, and to the Knowledge of Company and Sellers, none of the Sellers, or the Company’s directors, officers, employees, consultants, agents or representatives is (or during the last five (5) years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of Company. Except as set forth on Schedule 3.33(l) Company has not received notice of any and, to the Knowledge of Company and Sellers, there is no pending investigation of any Seller or any Company director, officer, employee, consultant, agent or representative, nor within the last five (5) years has there been any audit or investigation of any of the foregoing relating to the business of Company resulting in a material adverse finding with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.

(m) All indirect and general and administrative (G&A) expense rates are being billed consistent with DCAA-approved rates or provisional rates, except where the failure to do so would not reasonably be expected to cause a material Loss (provided that solely for the purposes of this Section 3.33(m), “material Losses” shall mean Losses that together with other Losses under this Section 3.33(m), exceed an aggregate of $50,000).

(n) Company is in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

(o) Except as set forth on Schedule 3.33(o), there are no events or omissions that would reasonably be expected to result in (i) a material claim against Company by a Governmental Authority or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid, or (ii) a material dispute between Company and a Governmental Authority or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid.

(p) Since January 1, 2001, other than the MSIM Investigation, Company has undertaken no internal audit of any events or omissions that, at the time of the audit, Company or Sellers reasonably expected to have a Material Adverse Effect on performance of a Government Contract or Government Bid or a Material Adverse Effect on Company as a whole. (i) All Government Bids listed on Schedule 3.33(a) were submitted in the Ordinary Course of Business of Company, (ii) all Government Bids listed on Schedule 3.33(a) were based on assumptions believed by the management of Company to be reasonable, and (iii) Company and Sellers reasonably believe all Government Bids listed on Schedule 3.33(a) are capable of performance by Company in accordance with the terms and conditions of such Government Bid without a loss (calculated in accordance with GAAP as consistently applied by the Company).

(q) Except as set forth on Schedule 3.33(q), no Government Contract (i) currently projects (at the applicable rates currently applied by the Company) losses or cost overruns in an amount exceeding $50,000 in the twelve (12) month period following the Closing or (ii) incurred losses or cost overruns in an amount exceeding $50,000 in any of the years ended December 31, 2005 or December 31, 2006 or the five months ended May 31, 2007. No payment has been made by Company or, to the Knowledge of Company and Sellers, by a Person acting on Company’s behalf, to any Person (other than to any bona fide employee or agent of Company, as defined in subpart 3.4 of the FAR) which is or was improperly contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Laws. Company is not subject to any “forward pricing” agreements.

(r) Except as set forth on Schedule 3.33(r), Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether a security interest or otherwise.

(s) Except as set forth on Schedule 3.33(s), Company has reached agreement with the cognizant government audit agency approving and “closing” all indirect costs charged to Government Contracts for the years ending on or before December 31, 2003, and those years are closed.

(t) As of the date hereof, no personal property, equipment or fixtures were loaned, bailed or otherwise furnished to Company by or on behalf of the United States Government.

(u) Except as set forth in Schedule 3.33(u), there are (i) no written claims, or, to the Knowledge of Company and each of the Sellers, claims threatened in writing, existing against Company with respect to warranties or guarantees contained in Government Contracts on products or services provided by Company; (ii) no such claims of a material nature have been made against Company in the past five (5) years; (iii) no amendment has been made to any warranty or guarantee contained in any Government Contract that would reasonably be expected to result in a Material Adverse Effect on Company; and (iv) Company has not taken any action which would reasonably be expected to give any Person a right to make a claim for a material Loss under any warranty or guarantee contained in any Government Contract. Solely for the purpose of this Section 3.33(u), a “material Loss” shall mean Losses that together with other Losses under this Section 3.33(u), exceed an aggregate of $25,000 including any costs and expenses associated with the reperformance of any service under such warranty.

(v) Except to the extent prohibited by applicable Law, Schedule 3.33(v) sets forth all facility security clearances held by Company.

(w) Company has not and, to the Knowledge of Company and the Sellers, none of Company’s officers, directors, employees or agents (or shareholders, distributors, representatives or other Persons acting on the express, implied or apparent authority of the Company) has paid, given or received or has offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value in violation of applicable Law, any unlawful discount, or any other unlawful inducement, to or from any Person or Governmental Authority in the United States or elsewhere in connection with or in furtherance of the business of the Company (including any offer, payment or promise to pay money or other thing of value (i) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining business for or with, or directing business to, any Person, or (ii) to any Person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). The business of the Company is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements. The Company has not otherwise taken any action that would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Laws of similar effect.

(x) The Company’s Direct Contract Costs and Indirect Costs for the period of time beginning on January 1, 2004 and ending on the Closing Date are fully allowable and are not subject to any government disallowance of any kind, including, without limitation, pursuant to any existing or future DCAA incurred cost audit of the Company.

3.34 Defense Articles, Defense Services and Technical Data. Except as set forth on Schedule 3.34, in the past five (5) years, Company has not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, respectively. In addition, Company is in compliance with all United States import and export laws and regulations, including, without limitation, those specified in the International Traffic in Arms Regulations (ITAR), and Export Administration Regulations (EAR). Except as set forth on Schedule 3.34, Company has not, within the last five (5) years, (a) violated any United States import or export laws or regulations, (b) to the Knowledge of the Company or any of the Sellers, been the subject of an investigation or other inquiry, (c) been subject to civil or criminal penalties imposed by a United States Government Authority, or (d) made a voluntary disclosure with respect to violations or alleged violations of said laws.

3.35 Bank Accounts. Schedule 3.35 lists the names and mailing addresses of all banks and other financial institutions with which Company maintains an account (or at which an account is maintained to which Company has access as to which deposits are made on behalf of Company), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by Company.

3.36 Suppliers and Customers. Schedule 3.36 lists, by dollar volume paid for the twelve (12) months ended on December 31, 2006, the twenty-five (25) largest suppliers of goods or services and the twenty-five (25) largest customers of Company. To the Knowledge of the Company or any of the Sellers, the relationships of Company with such suppliers and customers are good commercial working relationships. No Person listed on Schedule 3.36 within the last twelve (12) months has threatened in writing or, to the Knowledge of the Company or the Sellers, orally, to cancel or otherwise terminate, or to the Knowledge of Company or any Seller, intends to cancel or otherwise terminate, any relationships of such Person with Company. No such Person has during the last twelve (12) months decreased materially or threatened in writing or, to the Knowledge of the Company or the Sellers, orally, to decrease or limit materially, or to the Knowledge of Company or any Seller, intends to modify materially its relationships with Company or, to the Knowledge of Company or any Seller, intends to decrease or limit materially its services or supplies to Company or its usage or purchase of the services or products of Company. To the Knowledge of Company and Sellers, the acquisition by the Purchaser of the Company Stock and the consummation of the transactions contemplated in this Agreement and the other Transaction Documents will not have a material and adverse affect on the relationship of Company with any supplier or customer listed on Schedule 3.36.

3.37 Events Subsequent to Most Recent Fiscal Year End. Except as set forth on Schedule 3.37, since December 31, 2006, there has not been any change in the business,

financial condition, operations, results of operations, assets, or customer, supplier or employee relations of Company (other than changes in general economic conditions) which has had, or is reasonably likely to have, a Material Adverse Effect on Company or its business as presently conducted. Without limiting the generality of the foregoing, since that date, except as set forth on Schedule 3.37:

(a) Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, that are material, either individually or in the aggregate, to Company’s business, other than in its Ordinary Course of Business;

(b) Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) other than in the Ordinary Course of Business;

(c) no party (including Company) has accelerated, terminated, made material modifications to, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Company is a party or by which it is bound nor, to the Knowledge of any Seller or Company, threatened any of the foregoing actions;

(d) except for the Permitted Liens, Company has not caused or permitted any Lien to be imposed upon any of its assets, tangible or intangible, that are material, either individually or in the aggregate, to Company’s business;

(e) Company has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(f) Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(g) Company has not outside the Ordinary Course of Business issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(h) Company has not incurred, created or otherwise become liable for any indebtedness and has not delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

(i) Company has not amended, cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business and has not accelerated collection of accounts receivable or delayed payment of accounts payable;

(j) Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property that is material, either individually or in the aggregate, to Company’s business;

(k) there has been no change made or authorized in the Articles of Incorporation or Bylaws of Company;

(l) Company has not issued, sold, exchanged, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(m) except as disclosed in the Financial Statements, Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, or granted any Person any option or other right to acquire any shares of capital stock or other securities of Company;

(n) Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to property that is material, either individually or in the aggregate, to Company’s business;

(o) Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees other than in the Ordinary Course of Business;

(p) Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(q) [intentionally deleted];

(r) Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, employee benefit or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Benefit Plan);

(s) Company has not entered into or modified any retention, severance or incentive agreement related to the transactions contemplated by this Agreement;

(t) Company has not made any other change in employment terms, salary or other compensation, or benefits for any of its directors, officers and employees set forth on Schedules 1.1 and other than in the Ordinary Course of Business, Company has not made any other changes in employment terms, salary or other compensation, or benefits of any of its other employees;

(u) Company has not changed any method or principle of accounting except to the extent required by GAAP or as advised by Company’s independent accountant;

(v) Company has not made any material Tax election, or settled any dispute with respect to any Tax liability;

(w) Except as disclosed on Schedule 3.37, Company has not taken any of the actions which are described in Sections 5.2(a) through (aa); and

(x) Company has not committed to or agreed to undertake any of the foregoing.

3.38 Backlog. Attached as Schedule 3.38 is the Company’s funded backlog and total contract value as of April 30, 2007. Schedule 3.38 was prepared by the Company in good faith and as of the date hereof, neither the Company nor any of the Sellers has any Knowledge of any facts or circumstances with respect to such funded backlog or total contract value, including, without limitation, any notice of any program cancellation or change in program schedule, contract reduction, modification or early termination, that would cause such Schedule to be inaccurate to any material extent. Notwithstanding anything to the contrary in this Section 3.38, Company does not represent or warrant that the projections and forward looking statements in Schedule 3.38 will occur or that the backlog will be recognized, and actual results may differ materially. Company and Sellers provide no assurance or representation that Company defines or calculates backlog in the same manner that Purchaser defines or calculates backlog.

3.39 Sarbanes-Oxley Act/Extensions of Credit. Except as disclosed on Schedule 3.39, the Company has not, directly or indirectly, extended, maintained or arranged for any extension of credit, or renewed any extension of credit, including, without limitation, in the form of a personal loan, to or for any director or executive officer (or equivalent thereof) of the Company, or used Company funds, credit cards or resources for personal, non-Company purposes, except to the extent fully reimbursed or repaid to Company prior to the date of this Agreement.

3.40 SCI Documents. The Company is not, and has never been, in possession of SCI Documents or Classified Documents.

3.41 Projections. The projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Company that were prepared and delivered by the Company to Purchaser in connection with the transactions contemplated hereby were prepared in good faith and were based upon assumptions that the Company deemed to be reasonable at the time they were made and that the Company continues to believe are reasonable in all material respects, taken as a whole.

3.42 Acknowledgement. The Sellers and Company acknowledge that neither Purchaser, nor any other Person acting on behalf of Purchaser, nor any Affiliate of Purchaser has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Purchaser, except as expressly set forth in this Agreement, the Transaction Documents and the Disclosure Schedules.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Company and Sellers, the following matters, current as of the date of this Agreement and as of the Closing Date:

4.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Virginia, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not cause a material adverse effect on the business or financial condition of Purchaser, taken as a whole (a “Purchaser Material Adverse Effect”).

4.2 Necessary Authority. Purchaser has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which Purchaser is a party have been duly authorized, executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms and conditions, subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Any individual executing this Agreement and any Transaction Document to which Purchaser is a party on behalf of Purchaser has the full right, power and authority to execute and deliver this Agreement and any such Transaction Document, and upon execution, no further action will be needed to make this Agreement valid and binding upon, and enforceable against, Purchaser.

4.3 No Conflicts. Except for the applicable requirements under the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party, by the Purchaser and the consummation of the transactions contemplated herein or therein do not and will not (a) violate the Articles of Incorporation, Bylaws or other organizational documents of Purchaser, (b) require Purchaser to obtain the consent or approvals of, or make any filing with, any person or public authority, except for consents and approval already obtained and notices or filings already made, (c) violate any Law, or (d) constitute or result in the breach of any provision of, or constitute a default under, any agreement, indenture or other instrument to which Purchaser is a party or by which it or its assets may be bound, except where such violation, breach or default could not reasonably be expected to result in a Purchaser Material Adverse Effect.

4.4 Brokers. Except as set forth in Schedule 4.4, no broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

4.5 Litigation; Compliance with Law. There is no litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, decree, settlement, rule, order or investigation of any nature, pending, rendered or, to Purchaser’s Knowledge, threatened, against Purchaser that reasonably could be expected to adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement or otherwise have a Purchaser Material Adverse Effect.

4.6 Investment Intent. Purchaser is acquiring the Company Stock for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations issued pursuant thereto.

4.7 Financing. Purchaser has sufficient cash, available lines of credit or other sources of available funds to enable it to make the payments set forth in Section 2.2(c).

4.8 Insolvency. Purchaser is not the subject of any pending, rendered or threatened in writing, or to the Knowledge of Purchaser, otherwise threatened, insolvency proceedings of any character. Purchaser has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. Purchaser is not insolvent nor will it become insolvent as a result of entering into this Agreement or the Transaction Documents to which Purchaser is or is contemplated to become a party and consummating the transactions contemplated hereunder and thereunder.

4.9 Board Approval. This Agreement, the Transaction Documents to which Purchaser is contemplated to become a party and the transactions contemplated hereby and thereby have been approved by the board of directors of Purchaser and no other corporate proceedings on the part of Purchaser is necessary to authorize the execution and delivery of this Agreement, the Transaction Documents to which Purchaser is contemplated to become a party and the consummation by Purchaser of the transactions contemplated hereby and thereby.

4.10 Acknowledgement. (a) Purchaser acknowledges that none of Company, the Sellers, nor any other Person acting on behalf of the Company or the Sellers, nor any Affiliate of Company or the Sellers has made any representation or warranty, express or implied, regarding Company or the Sellers, except as expressly set forth in this Agreement, the other Transaction Documents and the Disclosure Schedules. (b) Purchaser acknowledges that (i) except as explicitly set forth in Section 3.41 hereof, neither Company nor the Sellers nor any of Company’s Designees makes or shall be deemed to have made hereunder any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of Company, (ii) there are uncertainties inherent in attempting to make any such projections, budgets, forecasts or other forward-looking financial information, and (iii) actual result of operations may differ materially from any such projections, budgets, forecasts or other forward-looking financial information. The foregoing acknowledgement shall not be interpreted or construed in any manner that restricts or limits the Purchaser Parties’ ability to be indemnified for Losses relating to the MSIM Investigation, including Losses related to future lost contracts in accordance with Section 11.3(a).

5. COVENANTS OF THE SELLERS, COMPANY AND PURCHASER.

Between the date of this Agreement and the Closing Date (except for the covenants set forth in the first sentence of Section 5.8, which shall also apply following the Closing Date, except for the covenants set forth in Section 5.16 and the second sentence of Section 5.8, which shall only apply following the Closing Date in accordance with its terms):

5.1 Affirmative Covenants of Company and Sellers. Company and each of Sellers hereby covenants and agrees that, from the date hereof through and including the Closing Date, unless otherwise expressly contemplated by this Agreement or consented to in writing by Purchaser, Company shall and Sellers shall take all actions within their reasonable control to cause Company to:

(a) operate its business in the Ordinary Course of Business;

(b) use commercially reasonable efforts to preserve intact its business organization, maintain its rights and ongoing operations, and maintain and preserve its relationship with its customers, suppliers and others having business relationships with it and use all commercially reasonable efforts consistent with past practices to retain the services of and maintain and preserve its relationship with its officers and employees;

(c) use commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and use its reasonable best efforts to maintain and protect all assets of Company;

(d) use its commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained;

(e) operate its business in all material respects in compliance with all applicable Laws;

(f) pay all expenses and liabilities when due.

5.2 Negative Covenants of Company and Sellers. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Purchaser, from the date hereof until the Closing Date, Company shall not do and Sellers shall take all actions necessary to cause Company not to do any of the following:

(a)(i) increase the compensation payable to or to become payable to any of its directors, officers or employees, except for increases in salary or wages payable or to become payable to employees who are not officers or directors in the Ordinary Course of Business, which increases do not in the aggregate for all such employees materially exceed the salary or wages payable to all such employees as of the date hereof; (ii) grant any severance or termination pay (other than pursuant to existing severance or retention arrangements or policies as in effect on the date of this Agreement and described on Schedule 3.19(a)) to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; (iii) adopt or amend any employee benefit plan, policy or arrangement (including any stock option plan) except to ensure the repurchase of all options to purchase Company Stock, or (iv) except for the transfer of the Excluded Assets, enter into any transaction or Contract with any Seller (A) in each case except as may be required by applicable Law, (B) in each case, except for such payments to Sellers for salaries in the Ordinary Course of Business and (C) in each case, except as specifically contemplated hereby;

(b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock if such dividend or distribution would cause Target Working Capital to exceed Closing Working Capital by more than One Million Dollars ($1,000,000) or declare any dividend that would be payable on or after Closing;

(c)(i) redeem, repurchase or otherwise reacquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations, except for the repurchase of all of the options as contemplated hereby; (ii) liquidate, dissolve or effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

(d) issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares;

(e)(i) acquire or agree to acquire, or merge or consolidate with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person or (ii) make or commit to make any investments other than short-term liquid investments, investments that will be liquidated prior to Closing;

(f) sell, lease, license, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, license, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its assets (including the Assets) except for (i) dispositions of inventory or products to customers of Company and (ii) transfers of the Excluded Assets in accordance herewith;

(g) propose or adopt any amendments to its Articles of Incorporation or its Bylaws;

(h) make any change in any of its methods of accounting or make any reclassification of assets or liabilities, except as may be required by Law or GAAP;

(i) incur or guarantee any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, or enter into any “keep well” or other agreement to maintain the financial condition of another Person or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person or issue or sell any debt securities, except in the Ordinary Course of Business under existing loan agreements or capitalized leases;

(j) sell, lease, license, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, license, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any material rights to Intellectual Property of the Company other than in the Ordinary Course of Business;

(k) create or incur any Liens affecting the Assets or the Company Stock except for Permitted Liens;

(l) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any products or technology of Company;

(m) enter into or amend any operating or capital lease;

(n) make any capital expenditures, capital additions or capital improvements other than (i) expenditures for routine or emergency maintenance and repair in an amount not to exceed $10,000, or (ii) expenditures in the Ordinary Course of Business in amounts not exceeding $10,000 in the aggregate;

(o) enter into or amend any Contract, commitment, understanding or other arrangement (i) which is a teaming agreement or which includes any conflict of interest, non-competition or similar provision which would place any restriction on the parties with which Company or its Affiliates may do business; (ii) in the case of task orders, purchase orders or modifications to existing Contracts, which is reasonably expected to involve more than $1,000,000 in revenues to or expenditures by Company; (iii) in the case of any new Government Contract, which is reasonably expected to involve more than $1,000,000 in revenues to or expenditures by Company; or (iv) in the case of any contract, commitment, understanding or other arrangement that is not a Government Contract, which is reasonably expected to involve more than $10,000 in revenues to, expenditures of or liabilities to Company; provided, that all such permitted new Contracts or Leases shall be deemed to be included within the term “Contracts” as defined in Section 1 hereof; provided, further, that if Company provides notice to Purchaser seeking its consent to amend in any material respect, or enter into, any Contract, commitment or understanding or other arrangement described above, and if Purchaser does not object to such proposal within five (5) business days following receipt of such notice, then Purchaser shall be deemed to have consented to such proposal;

(p) submit any new Government Bid which, if accepted, is expected to result in a loss to Company, or would result in a Government Contract with a backlog value in excess of $1,000,000;

(q) enter into any collective bargaining agreement;

(r) make or change any Tax election, change any annual Tax accounting period, change any method of Tax accounting, enter into any closing agreement with respect to any Tax, settle any Tax claim or any assessment or surrender any right to claim a Tax refund;

(s) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of (i) liabilities or obligations in the Ordinary Course of Business or in accordance with the terms thereof as in effect on the date hereof or (ii) claims settled or compromised to the extent permitted by this Section 5.2(s), or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Contract, in each case, other than in the Ordinary Course of Business;

(t) settle or compromise any debt or litigation, except for adjustments in the Ordinary Course of Business, which in the aggregate shall not exceed $25,000;

(u) make any payment or loan to an Affiliate, any Seller or any director, officer or employee of Company, except under the Existing Leases for the Company’s headquarters, or otherwise in the Ordinary Course of Business or in accordance with Sections 5.2(a) or 5.2(b);

(v) enter into or amend any Contract, commitment, understanding or other arrangement with any Affiliate or any Seller, director, officer or employee of Company, or any of their Affiliates;

(w) permit any Person other than Sellers to own any shares of capital stock of Company;

(x) create any subsidiaries or enter into any joint venture, partnership or similar arrangement; or

(y) accelerate or alter the timing for billing customers of the Company outside the Ordinary Course of Business;

(z) change any practices with respect to the collection of accounts receivable outside the Ordinary Course of Business;

(aa)(i) defer the payment of any non-material expense or obligation beyond the due date thereof outside the Ordinary Course of Business or (ii) defer the payment of any material expense or obligation beyond the due date thereof;

(bb) intentionally take, or offer or propose to take, or agree to take in writing or otherwise, (i) any of the actions described in Section 5.2 which require the consent of Purchaser, (ii) any action which would result in a breach of any of Company’s representations and warranties in this Agreement or (iii) any action which would result in any of the conditions set forth in Section 6 not being satisfied.

5.3 Adverse Development. Company and Sellers shall promptly notify Purchaser in writing of any Material Adverse Effect with respect to Company. Company and Sellers shall keep Purchaser informed of all material operational matters and business developments with respect to Company’s business.

5.4 Potential Breach. Each party will use its reasonable best efforts to cure any breach or potential breach of this Agreement by such party.

5.5 Access. Company will provide Purchaser, its counsel, accountants, financing sources and other representatives (“Purchaser’s Designees”), for the purpose of the continuation of customary due diligence or for any other reasonable purpose (including without limitation the planning of integration), with access to the books and records of Company and Company’s business, to the Assets, and, subject to the receipt of reasonable prior notice from Purchaser, and with the consent of Gurvinder Pal Singh (which consent will not be unreasonably withheld or delayed) to the Company’s customers, officers, employees, agents and accountants with respect to matters relating to Company’s business and will provide Purchaser and Purchaser’s Designees with such information concerning Company, the Company Stock, the Assets and Company’s business as Purchaser and/or Purchaser’s Designee reasonably may request.

5.6 Financial Statements. Between the date of this Agreement and the Closing Date, as soon as the same are available, Company will provide Purchaser with copies of the regularly prepared financial statements of Company.

5.7 No Negotiations. Company and Sellers shall, and shall cause their respective Designees to immediately cease any existing discussion or negotiation with any Persons (other than Purchaser) conducted prior to the date hereof with respect to any proposed, potential or contemplated acquisition of the Company Stock, the Assets or Company. Company and Sellers will refrain, and will cause each Designee of Company or Sellers to refrain from taking, directly or indirectly, any action (i) to solicit or initiate the submission of any proposal or indication of interest from any Person (other than Purchaser) relating to an acquisition of the Company Stock, the Assets or Company or any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving Company, (ii) to participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or that may reasonably be expected to lead to, an acquisition of the Company Stock, the Assets or Company or any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving Company (or any proposal or indication of interest relating to any of the foregoing) with any Person (other than Purchaser) or (iii) to authorize, engage in, or enter into any agreement or understanding (other than with Purchaser) with respect to an acquisition of the Company Stock, the Assets or Company or a merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving Company (or any proposal or indication of interest relating to any of the foregoing). If any proposal described in this section is received by Company or Sellers, Company and Sellers agree to promptly notify Purchaser in writing and disclose the material terms of any such proposal (including without limitation the identity of the prospective purchaser) to Purchaser, and Company and Sellers will notify any prospective purchaser of their obligations hereunder and assure that any such disclosure does not violate any agreement binding on Company.

5.8 Confidentiality. Except as required by Law (including Purchaser’s obligations under the Exchange Act), prior to Closing, Purchaser, Company and Sellers shall each keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer (i) in the case of Purchaser, any information regarding Company, Sellers and the negotiations preceding this Agreement and (ii) in case of Sellers and Company, any information regarding Purchaser and the negotiations preceding this Agreement, in each case other than to their respective Designees, and each will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining any copies thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby and shall cause all of their Designees to whom they may have disclosed such information to do the same. Following the Closing, Sellers shall keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any Confidential Information and will not use such information for their own benefit or for the benefit of any other Person (other than Company and Purchaser) and shall cause all of their Designees to do the same. Notwithstanding the foregoing limitations, no party to this Agreement shall be required to keep confidential or return any information that (i) is known or available through other lawful sources not bound by a confidentiality agreement with the disclosing party; (ii) is or becomes publicly known or generally known in the industry through no fault of the receiving party or its agents; (iii) is developed by the receiving party independently of the disclosure by the disclosing party; (iv) is requested or required to be disclosed pursuant to Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange), provided the other parties are given reasonable prior notice or consent thereto; or (v) relates solely to the income tax aspects and consequences of the transactions contemplated by this Agreement.

5.9 No Inconsistent Action. None of Purchaser, Company or Sellers shall intentionally take any action which is materially inconsistent with its obligations under this Agreement, that would cause any representation to be untrue or misleading, that would make it impossible or impracticable for a condition herein to be satisfied, or that would materially hinder or delay the consummation of the transactions contemplated by this Agreement; provided, that nothing in this Section 5.9 shall be deemed to prohibit or otherwise restrict the rights of a party to act in accordance with Section 10 hereof.

5.10 Permits. Company and Sellers shall use commercially reasonable efforts to maintain all Permits that continue to be necessary in order for Company to own the Assets and continue to conduct Company’s business as it is then conducted in full force and effect, and will file timely, all reports, statements, renewals applications and other filings that are required to keep such Permits in full force and effect, and will pay timely all fees and charges in connection therewith that are required to keep the Permits in full force and effect.

5.11 Taxes and Assessments. Company shall pay in a timely fashion all Taxes or other public charges levied against it, or against Company’s business or the Assets.

5.12 Retention Agreements. Company and Sellers have caused each of the individuals that is a party to an Existing Retention Agreement to enter into an amendment to such agreement (each, an “Amended Retention Agreement”) and that will be effective at Closing. Copies of such Amended Retention Agreements have been provided to Purchaser. Under the terms of such agreements, $500,000 and all payment and withholding obligations related to such $500,000 payment, including without limitation any payroll and employment Taxes, are payable by the Purchaser or Company as a deferred retention payment after Closing

(the “Purchaser Retention Bonus Payments”) and all other payments thereunder, including all payment and withholding obligations related thereto, are to be made by the Company at Closing as part of the Closing Bonus Payments.

5.13 Notification. Company and Sellers shall promptly notify Purchaser in writing of: (a) the discovery by Company or any Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by Company or Sellers in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material breach of any representation or warranty made by the Company or the Sellers in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any breach of any covenant or obligation of the Company or Sellers set forth in this Agreement; and (d) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely. Any such notification shall not have the effect of amending the Disclosure Schedules or constitute of waiver of any rights of Purchaser.

5.14 Further Action; HSR Filings; Efforts.

(a) Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Each of the parties shall use its reasonable best efforts to achieve all of such party’s applicable conditions to closing and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and parties to contracts with Company and Purchaser as are necessary for the consummation of the transactions contemplated herein. Notwithstanding the foregoing, nothing in this Section 5.14(a) shall be deemed to prohibit or otherwise restrict the rights of a party to act in accordance with Section 10 hereof.

(b) During the period after the date hereof but prior to the Closing (the “Interim Period”), each of the parties shall promptly notify the others in writing of any pending or, to the Knowledge of such party, threatened action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit the right of Purchaser to own or operate all or any portion of Company’s business, the Assets or Company.

(c) The Purchaser and the Company have filed a Notification and Report Form under the Hart Scott Rodino Act (“HSR Act”) with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”). The filing fees for such Notification and Report Form have been paid by Purchaser.

(d) Each of the Purchaser and the Company shall, in connection with the efforts referenced in Section 5.14(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other law or regulation, use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any request by the FTC or DOJ for additional information and documents or any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other Party the opportunity to attend and participate in such meetings and conferences; and (iv) promptly take reasonable actions to respond to inquiries from the FTC, DOJ or any other Governmental Authority regarding the legality under any antitrust law of the Purchaser’s acquisition of the Shares; provided however, that no Person shall be required to divest of any business or assets in attempting to comply with any inquiry; provided, further, that all obligations in this Section 5.14 shall be subject to applicable laws relating to exchange of information and attorney-client communication and privileges.

(e) Prior to the Closing Date, if so requested by Purchaser, Company will take all necessary steps and adopt all necessary corporate resolutions to terminate the options held by any Person to acquire shares of the Company’s capital stock to the extent any of such Persons have not entered into Option Termination Agreements as contemplated herein.

5.15 Excluded Assets. Purchaser, Sellers and Company acknowledge and agree that the assets and related liabilities of Company set forth on Schedule 5.15 (the “Excluded Assets”) will be transferred or distributed by Company to Gurvinder Pal Singh (or one or more entities controlled by Gurvinder Pal Singh) at or prior to the Closing at fair market value, as set forth on Schedule 5.15. The Excluded Assets and any related liabilities shall not transfer to Purchaser in connection with this Agreement or the consummation of the transactions contemplated hereby.

5.16 Releases. The parties agree that as part of the Closing, Gurvinder Pal Singh on the one hand, and Company on the other hand, may execute and deliver the Mutual Release in the form of Exhibit H hereto.

6. CONDITIONS TO PURCHASER’S OBLIGATIONS. The obligations of Purchaser to consummate this Agreement and Closing of the transactions contemplated hereunder are subject to the satisfaction or Purchaser’s written waiver of each of the following conditions on or prior to the Closing Date:

6.1 Representations and Warranties. The representations and warranties of Company and Sellers to Purchaser contained herein (and in any certificates delivered by

Company and Sellers pursuant hereto) that are qualified by materiality (including, without limitation, by a Material Adverse Effect qualifier) will be true and correct in all respects on and as of the Closing Date and the representations and warranties of Company and Sellers to Purchaser contained herein (and in any certificates delivered by Company and Sellers pursuant hereto) that are not so qualified by materiality (including, but not limited to, a Material Adverse Effect qualifier) will be true and correct in all material respects on and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date).

6.2 Compliance with Covenants. All of the covenants to be complied with and performed by Company and Sellers on or before the Closing Date shall have been duly complied with and performed in all material respects.

6.3 Closing Documents. On the Closing Date, Company and/or Sellers shall have delivered or caused to be delivered to Purchaser the duly executed closing documents as specified in Section 9.1 hereof.

6.4 Receipt of Third Party Consents. Company and Sellers shall have obtained all required consents, Permits, waivers or other approvals and made all filings, applications and notices set forth on Schedule 6.4.

6.5 HSR Filing. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act (and any other necessary foreign antitrust law or regulations imposing a mandatory waiting period) shall have expired or been terminated.

6.6 Absence of Litigation As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, or action, claim, suit or proceeding shall be pending or threatened before any court, other Governmental Authority or arbitrator which if successful, which would (i) enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document, (ii) have the effect of making illegal or otherwise prohibiting the transactions contemplated hereby or by any Transaction Agreement or (iii) materially adversely affect, including through the imposition of any requirement to divest or hold separate any assets or segments of the business of Company, Purchaser or any of their Affiliates, the right of Purchaser following the Closing to own the Company Stock or the right of Purchaser and Company to operate Company’s business as currently operated and as currently proposed to be operated; provided, however, that this condition may not be invoked by Purchaser if any such action, suit or proceeding was initiated by Purchaser.

6.7 Execution of Non-Competition and Non-Solicitation Agreement. Dr. Gurvinder P. Singh shall have entered into a Non-Competition and Non-Solicitation Agreement for the benefit of the Purchaser, the Company and their Affiliates, in the form of Exhibit B hereto (the “Non-Competition Agreement”).

6.8 Execution of Standard Employee NDAs. At least 95% of the Company employees (other than Bill Parker, James McDermott, employees who have entered into

Amended Retention Agreements, and employees who have entered into Company’s standard non-solicitation agreement) have entered into the Company’s standard Non-Solicitation Agreement (the “Standard Employee NDAs”).

6.9 Amended Retention Agreements. The Sellers and Company shall have delivered the originals of each of the Amended Retention Agreements to Purchaser as described in Section 5.12.

6.10 Option Termination Agreements. The Sellers and Company shall have delivered to the Purchaser originals of an Option Termination Agreement in the form of Exhibit E hereto with each Person who held options or other rights to purchase Company securities immediately prior to the Closing (copies of such signed Option Termination Agreements were provided to Purchaser contemporaneous with the execution of this Agreement.).

6.11 New Lease. The Company and Gur Parsaad Properties, Ltd. shall have entered into the Lease in the form of Exhibit D hereto (the “Replacement Corporate Lease”), replacing the Existing Leases.

6.12 Related Party Contracts. All contracts or arrangements required to be disclosed on Schedule 3.24(a) shall have been terminated in full and all amounts payable by or owing the Company shall have been paid in full.

6.13 Indebtedness. The Company shall have obtained payoff letters for all Indebtedness, each in a form reasonable satisfactory to Purchaser, including if applicable, UCC-3 termination statements or other provisions satisfactory to the Purchaser for the termination and release of all Liens in respect of such Indebtedness, subject only to the repayment of the amounts set forth in such payoff letters.

6.14 No Material Adverse Effect. There shall have been no Material Adverse Effect during the period from the date of this Agreement to the Closing.

6.15 Karta Patents. All rights, title and interest to the Karta Patents shall have been conveyed to Company pursuant to transfer and conveyance documents in a form reasonably acceptable to Purchaser.

6.16 Certain Employment Arrangements.

(a) All payments required to be made as a result of the consummation of the transaction contemplated by this Agreement to William M. Parker pursuant to the Parker Employment Agreement and to James W. McDermott under his the Change in Control Retention Agreement, shall be paid out of the Purchase Price as contemplated by Section 2.2(c) and such agreements shall be terminated.

(b) William M Parker shall have entered into an Amended Retention Agreement with the Company in the form of Exhibit C-2 hereto.

7. CONDITIONS TO COMPANY’S AND SELLERS’ OBLIGATIONS. The obligations of each of Company and Sellers to consummate this Agreement and Closing of the transactions contemplated hereunder are subject to the satisfaction or written waiver by the Sellers of each of the following conditions on or prior to the Closing Date:

7.1 Representations and Warranties. The representations and warranties of Purchaser to Company and Sellers contained herein (and in any certificates delivered by Purchaser pursuant hereto) that are qualified by materiality (including, but not limited to, by a Material Adverse Effect qualifier) will be true and correct on and as of the Closing Date and the representations and warranties of Purchaser to Company and Sellers contained herein (and in any certificates delivered by Purchaser pursuant hereto) that are not so qualified by materiality (including, but not limited to, by a Material Adverse Effect qualifier) will be true and correct in all material respects on and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date).

7.2 Compliance with Covenants. All of the covenants to be complied with or performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects.

7.3 Closing Documents. On the Closing Date, Purchaser shall have delivered to Company and/or Sellers duly executed closing documents, as specified in Section 9.2 below.

7.4 HSR Filing. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act (and any other necessary foreign antitrust law or regulations imposing a mandatory waiting period) shall have expired or been terminated.

7.5 Absence of Litigation. As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, nor shall any action, claim, suit or proceeding be pending or threatened before any court, other Governmental Authority or arbitrator which if successful, would (i) enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document, (ii) have the effect of making illegal or otherwise prohibiting the transactions contemplated hereby or by any Transaction Document or (iii) materially adversely affect, including through the imposition of any requirement to divest or hold separate any assets or segments of the business of Company, Purchaser or any of their Affiliates, the right of Purchaser following the Closing to own the Company Stock or the right of Purchaser and Company to operate Company’s business as currently operated and as currently proposed to be operated; provided, however, that this condition may not be invoked by Sellers if any such action, suit or proceeding was initiated by Sellers.

8. CLOSING.

8.1 Timing. By mutual agreement of the parties, the Closing may take place by conference call and telecopy with exchange of original signatures by overnight mail. To the extent permitted by Law and GAAP, for tax and accounting purposes, the parties shall treat the Closing as being effective as of 11:59 p.m. on the Closing Date (the “Effective Time”).

9. CLOSING DOCUMENTS.

9.1 Closing Documents to be Delivered by Company and Sellers. On the Closing Date, Company and Sellers shall deliver to Purchaser:

(a) certificates representing the Company Stock, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of Company;

(b) the stock book, stock ledger, minute book and corporate seal of Company;

(c) copies of resolutions of Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and of Company’s Articles of Incorporation and Bylaws, as amended, all as certified by Company’s corporate secretary;

(d) a certificate executed by Company and each of Sellers attesting that Company and each of Sellers has complied with all conditions set forth in Section 6 hereof or indicating with specificity any respects in which those conditions have not been complied with, in a form reasonably satisfactory to Purchaser;

(e) the consents, Permits, waivers, approvals and notices contemplated by Sections 6.4 and 6.5 hereof;

(f) an IRS Form W-9, completed by each Seller, in a form reasonably satisfactory to Purchaser;

(g) certificates from the State of Texas and from each jurisdiction where Company is qualified to do business as a foreign corporation, dated no earlier than thirty (30) days prior to the Closing Date, as to the good standing of Company in such jurisdictions;

(h) an affidavit of non-foreign status of each of Sellers dated as of the Closing Date in form and substance required under Section 1445 of the Code and the Regulations thereunder such that Purchaser is exempt from withholding any portion of the Purchase Price;

(i) an opinion from counsel to Sellers, addressed to Purchaser and its successors, and dated as of the Closing Date, in the form attached hereto as Exhibit F, provided that the opinion delivered at Closing may deviate from the form in connection with factual matters that occurred or Sellers’ counsel became aware of after the date hereof;

(j) the Amended Retention Agreements referenced in Section 5.12;

(k) the Non-Competition Agreement executed by Gurvinder Pal Singh;

(l) the Standard Employee NDAs referenced in Section 6.8 executed by the required employees of the Company;

(m) the Option Termination Agreements referenced in Section 6.10

(n) the Section 338 Forms duly executed by each Seller, including without limitation Forms 8023 executed by each Seller as described in Section 12.8 hereof;

(o) the Escrow Agreement executed by the Representative;

(p) the Replacement Corporate Lease referenced in Section 6.11;

(q) resignations effective immediately following the Closing of each of the directors and officers of Company;

(r) the Mutual Release, executed by Company and Gurvinder Pal Singh;

(s) a flow-of-funds memorandum showing the calculation and distribution of the Purchase Price, executed by Company and Sellers (the “Flow-of-Funds Memorandum”); and

(t) a release in a form reasonably satisfactory to Purchaser of the Guaranty.

9.2 Closing Documents to be Delivered by Purchaser. On the Closing Date, Purchaser shall deliver to Sellers or the third parties referenced in Section 2.2(c), as applicable:

(a) the Closing Date Purchase Price, in the manner described in Section 2.2(c)(i) and (iii);

(b) a certificate executed by Purchaser attesting that Purchaser has complied with all conditions set forth in Section 7 hereof or indicating with specificity any respects in which those conditions have not been complied with, in a form reasonably satisfactory to Sellers;

(c) resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(d) the Escrow Agreement executed by the Purchaser;

(e) all consents, approvals and waivers from third parties required in connection with the Purchaser’s performance of all transactions contemplated hereby; and

(f) the Flow-of-Funds Memorandum executed by Purchaser.

9.3 Other Closing Documents and Actions. The parties will also execute such other documents and perform such other acts, before and after the Closing Date, as may be necessary for the implementation and consummation of this Agreement.

10. TERMINATION.

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written agreement of Sellers and Purchaser;

(b) by Purchaser, if Sellers or Company have committed a material breach of any provision of this Agreement that has not been cured within five (5) days of written notice of such material breach;

(c) by Company and Sellers, if Purchaser has committed a material breach of any provision of this Agreement that has not been cured within five (5) days of written notice of such material breach;

(d) by either Purchaser on the one hand or Sellers and Company on the other hand, if an order, decree, ruling, judgment or injunction has been entered by any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise limiting or prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling, judgment or injunction has become final and non-appealable; or

(e) automatically, without any action by any party, if the Closing has not occurred before 5 p.m., Washington, D.C. time, on June 29, 2007.

10.2 Effect of Termination. If this Agreement is terminated as provided in Section 10.1, then all further obligations under this Agreement shall terminate and no party hereto shall have any liability in respect of the termination of this Agreement; provided, however, that the provisions of Section 5.8, Section 13 and Section 14 will survive any such termination; provided further that no such termination will relieve Purchaser, Sellers or Company from liability for any intentional breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination and in the event of such breach the parties hereto shall be entitled to exercise any and all remedies available under law or equity in accordance with this Agreement.

11. INDEMNIFICATION.

11.1 Indemnification by the Sellers and the Special Indemnitor. Each of the Sellers and the Special Indemnitor shall jointly and severally indemnify and hold Purchaser, its Affiliates and Company (from and after the Closing) and each of their respective shareholders, trustees, directors, officers, employees and agents (collectively, the “Purchaser Parties”) harmless against and from and in respect of any and all Losses which are incurred by virtue of or resulting from (a) (i) the inaccuracy in or breach of any representation or warranty made by any Seller or Company, or (ii) the non-fulfillment by any Seller (or Company prior to the Closing) of any unwaived covenant, obligation or agreement, in each case as contained in this Agreement or the deliverables described in Section 9.1 (d), (e) and (h) or (b) enforcing the Purchaser Parties’ indemnification rights provided for hereunder; provided, that, in no event shall any Purchaser Party be entitled to receive indemnification for identical Losses under both this Section 11.1 and Section 11.3.

11.2 Indemnification by the Purchaser. The Purchaser agrees to indemnify each Seller, its Affiliates and each of their respective shareholders, trustees, directors, officers, employees and agents (collectively, the “Seller Parties”) harmless against and from and in respect of any and all Losses which are incurred by virtue of or result from (a) (i) the inaccuracy in or breach of any representation or warranty made by Purchaser, or (ii) the non-fulfillment or breach of any unwaived covenant, obligation or agreement, in each case as made by or on behalf of the Purchaser in this Agreement or (b) enforcing the Seller Parties’ indemnification rights provided for hereunder.

11.3 Supplemental Indemnification by Sellers and the Special Indemnitor.

(a) Special MSIM Indemnity. Sellers and Special Indemnitor agree to indemnify Purchasers Parties as set forth on Schedule 11.3(a).

(b) Special Scheduled Items Indemnity. Each of the Sellers and the Special Indemnitor shall jointly and severally indemnify the Purchaser Parties for any Losses caused by, arising directly or indirectly from or related to (i) any Environmental Conditions or Environmental Noncompliance with respect to that property or those properties described or referenced in Schedule 3.21 or any real property or facility formerly owned by the Company, provided that such Losses arise out of Environmental Conditions or Environmental Noncompliance that occurred prior to Closing (but may continue or be discovered after Closing); (ii) the U.S. Equal Employment Opportunity Commission Charge # 570-2007-00349; and (iii) the matters set forth on Schedule 11.3(b) hereto (collectively the items in (i), (ii) and (iii) being referred as the “Special Scheduled Items Indemnity”).

(c) Supplemental Tax Indemnification. Each of the Sellers and the Special Indemnitor shall jointly and severally indemnify the Purchaser Parties for any liability for any Taxes imposed on Company (including without limitation, any underpayment penalties, interest and any Taxes imposed by any foreign taxing authority on the employees of Company) pursuant to federal, state, local or foreign law or other Losses attributable to (i) any periods or portions thereof ending on or before the Closing Date, (ii) Taxes imposed on Company attributable to the making of the Section 338(h)(10) Election, if any; (iii) Taxes incurred in connection with the transfer of the Excluded Assets and (iv) Taxes imposed on the Company attributable to the conversion from a cash basis of income tax accounting to the accrual basis of income tax accounting, if any, in each case, in excess of Taxes which are included as current liabilities and are taken into account in the final determination of Working Capital. All indemnification obligations set forth in this Section 11.3(c) shall be included within the term Tax Claims for purposes of Sections 11.4, 11.5 and 11.6.

(d) Inaccuracy in Seller Expenses or Indebtedness. Each of the Sellers and the Special Indemnitor shall jointly and severally indemnify the Purchaser Parties for any Seller Expenses not paid prior to or at the Closing (including in accordance with Section 2.2(c)(i)(B)), or the Finally Determined Indebtedness (“Special Expense Indemnity”).

11.4 Survival of Representations and Warranties. Notwithstanding any right of the Purchaser fully to investigate the affairs of Company and Sellers and notwithstanding any Knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations and warranties of each of Sellers and Company contained in this Agreement. All representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery hereof and the Closing hereunder, and, after the Closing (a) the representations and warranties made in Sections 3.2(a), 3.3, 3.4, 3.17 and 3.19, and Tax Claims, indemnification obligations specified in Sections 11.3(b), (c) and (d) and any and all claims based upon fraud, bad faith or intentional misconduct and indemnification obligations with respect thereto, shall survive until (x) sixty (60) days after the expiration of the applicable federal or state statute of limitation or (y) if there is no applicable federal or state statute of limitations, the fifth (5th) anniversary of Closing, (b) the indemnification obligation specified in Section 11.3(a) shall survive until the sixth (6th) anniversary of Closing, (c) the representations and warranties made in Section 3.33, and indemnification obligations with respect thereto, shall survive until the date that is three (3) years from the Closing Date, and (d) all other representation and warranties, breaches of covenants herein that occur prior to the Effective Time, and indemnification obligations with respect thereto, shall survive until the date that is eighteen (18) months after the Closing Date. Each representation, warranty and covenant described in the foregoing clauses (a), (b), (c) and (d), and indemnification obligations with respect thereto, shall further survive if the party asserting such claim shall have in good faith provided written notice on or prior to the applicable date referenced in clauses (a), (b), (c) and (d) to the party against which such claim is asserted. Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement that are to be performed after the Closing shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby indefinitely.

11.5 Certain Limitations on Indemnification Obligations.

(a) Except as otherwise expressly provided in this Section 11, the Purchaser Parties and Seller Parties shall not be entitled to receive any indemnification payments under Section 11.1 or 11.2, as the case may be, in connection with the inaccuracy in or breach of any representation or warranty, until the aggregate amount of Losses incurred by the Purchaser Parties or Seller Parties, as the case may be, exceed Three Hundred Twenty-Five Thousand Dollars ($325,000) (the “Basket Amount”), and then the Sellers or the Purchaser (as applicable) shall only be liable for the amount of Losses in excess of the Basket Amount.

(b)(i) Except as otherwise expressly provided in this Section 11.5(b)(i), the maximum aggregate amount of indemnification payments under Section 11.1 in connection with the inaccuracy in or breach of any representation or warranty and under Section 11.3(a) and (b) to which the Purchaser Parties shall be entitled to receive, upon the triggering of any indemnification obligation hereunder, shall not exceed Thirty Million Dollars ($30,000,000) (the “Indemnity Cap”).

(ii) Notwithstanding anything to the contrary in this Agreement, any indemnification payments based upon or any Losses related to any and all (i) Tax Claims, (ii) breaches of the representations set forth in Sections 3.2(a), 3.3, 3.4, 3.17, 3.19, 3.21 and 3.32, (iii) DCAA Audits that are pending as of the Closing Date or arise with eighteen (18) months after Closing, and/or (iv) claims of fraud, bad faith or intentional misconduct, shall not be subject to either the Basket Amount set forth in Section 11.5(a) or the Indemnity Cap set forth in Section 11.5(b)(i) and shall not be used in calculating whether the Basket Amount set forth in Section 11.5(a) has been met or whether the Indemnity Cap set forth in Section 11.5(b)(i) has been met; provided, that the aggregate amount of all Losses for which Sellers and the Special Indemnitor shall be obligated to indemnify Purchaser Parties under this Agreement (including without limitation Losses with respect to which the Indemnity Cap set forth in Section 11.5(b)(i) applies) shall in no event exceed the Purchase Price.

(c) Except as otherwise expressly provided in this Section 11, the maximum aggregate amount of indemnification payments under Section 11.2 in connection with the inaccuracy in or breach of any representation or warranty to which the Seller Parties shall be entitled to receive, upon the triggering of any indemnification obligation hereunder shall not exceed the Indemnity Cap.

(d) Any indemnity claims of Purchaser that are finally determined to be due and owing by the Seller Parties shall first be satisfied through disbursements from the Escrow Account.

11.6 Defense of Claims.

(a) In the case of any claim for indemnification under Section 11.1, 11.2 or 11.3 arising from a claim of a third party (including the IRS or any Governmental Authority), an indemnified party shall give prompt written notice and, subject to the following sentence, in no case later than twenty (20) days after the indemnified party’s receipt of notice of such claim, to the indemnifying party of any claim, suit or demand of which such indemnified party has Knowledge and as to which it may request indemnification hereunder. The failure to give such notice shall not, however, relieve the indemnifying party of its indemnification obligations except to the extent that the indemnifying party is actually harmed thereby. The indemnifying party shall have the right to defend and to direct the defense against any such claim, suit or demand in its name (or in the name of Company) and at its expense, and with counsel selected by the indemnifying party unless such claim, suit or demand seeks an injunction or other equitable relief against the indemnified party; provided, however, the indemnifying party shall not have the right to defend or direct the defense of any such claim, suit or demand if it refuses to acknowledge fully its obligations to the indemnified party or contests, in whole or in part, its indemnification obligations therefor. If the indemnifying party elects, and is entitled, to compromise or defend such claim, it shall within twenty (20) days (or sooner, if the nature of the claim so requires) notify the indemnified party of its intent to do so, and the indemnified party shall, at the request and expense of the indemnifying party, cooperate in the defense of such claim, suit or demand. If the indemnifying party elects not to compromise or defend such claim, fails to notify the indemnified party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the indemnified party may pay, compromise or defend such claim. The indemnified party may not settle any such claim without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, the indemnified party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor shall it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the indemnified party or where any delay in payment would cause the indemnified party material economic loss. The indemnifying party’s right to direct the defense shall include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement shall obligate the indemnified party to agree to any settlement which requires the taking of any action by the indemnified party other than the delivery of a release, except with the consent of the indemnified party (such consent to be withheld or delayed only for a good faith reason). Notwithstanding the indemnifying party’s right to compromise or settle in accordance with the immediately preceding sentence, the indemnifying party may not settle or compromise any claim over the objection of the indemnified party; provided, however, that consent by the indemnified party to settlement or compromise shall not be unreasonably withheld, conditioned or delayed; provided further that if consent is withheld following the receipt of an oral or written settlement offer, and such settlement or compromise only requires the payment of money and/or a release and other customary settlement terms, the maximum liability of the indemnifying party shall thereafter be limited to the amount for which such claim could have been settled. The parties hereto agree that it will be reasonable for any Purchaser Party to withhold consent if the amount of foregoing written settlement offer, either alone or when combined with any other pending or threatened claim(s) for Losses under this Section 11 against the Sellers, totals individually or in the aggregate more than the then-existing balance of the Escrow Account and Sellers are otherwise unable to demonstrate that they have sufficient assets to pay such claim. The indemnified party shall have the right to participate in the defense of any claim, suit or demand with counsel selected by it subject to the indemnifying party’s right to direct the defense. The fees and disbursements of such counsel shall be at the expense of the indemnified party; provided, however, that, in the case of any claim, suit or demand which seeks injunctive or other equitable relief against the indemnified party, the fees and disbursements of such counsel shall be at the expense of the indemnifying party.

(b)

(i) Notwithstanding any of the foregoing, with respect to the MSIM Investigation, Sellers have selected Morrison & Foerster, LLP as lead counsel and shall pay all fees and costs incurred by Morrison & Foerster, LLP with respect to the MSIM Investigation. Subject to Section 11.6(b)(ii) below, Sellers shall have the right to direct the defense against any such claim, suit or demand in the name of the Company with respect to such investigation. Purchaser may fully and actively participate in all aspects of the defense, including, without limitation, involvement in all discussions and meetings regarding such defense. Sellers shall pay all fees and disbursements of counsel used by Purchaser relating to investigation, monitoring, or defense of any claims related to or arising out of the MSIM Investigation to the extent such fees and disbursements are in excess of $100,000. Any fees and disbursements of counsel paid by Purchaser shall not count in determining if the Basket Amount has been exceeded.

(ii) With respect to the MSIM Investigation, Purchaser may appoint lead counsel and shall have the sole right to direct the defense at such time as there is a specific written claim or proceeding against Sellers or the Company seeking (w) criminal sanctions, (x) suspension or (y) debarment or (z) similar non-monetary relief that would materially adversely affect Purchaser if granted. Sellers agree to pay any and all fees and disbursements of counsel used by Purchaser in defense of such claims. In the event Purchaser directs the defense of any claims related to the MSIM Investigation, Sellers may fully and actively participate in all aspects of the defense at Sellers sole expense, including, without limitation, involvement in all discussions and meetings regarding such defense.

(iii) If a settlement or resolution with regard to the MSIM Investigation is reached which involves only monetary damages, or only monetary damages and immaterial administrative or other requirements on the part of Company (including without limitation requirements to enhance compliance programs), and the monetary settlement or resolution amount is less than the Indemnity Cap, Sellers have the right in their reasonable discretion to determine whether or not to accept such settlement; provided however, that if such settlement is less than the Indemnity Cap, but more than the Escrow Account, Sellers shall provide Purchaser with evidence reasonably acceptable to Purchaser that Sellers’ aggregate liquid assets available to satisfy such settlement or resolution are in excess of the difference between the Indemnity Cap and the Escrow Account. In the event that Sellers are unable to provide such evidence to Purchaser, Sellers shall provide Purchaser with indemnity bond(s), letter(s) of credit, escrow(s) or similar security with respect to the difference between (A) the settlement or resolution amount and (B) the sum of (x) the Escrow Account and (y) the aggregate amount of Sellers’ liquid assets available to satisfy such settlement or resolution.

(iv) If a settlement or resolution with regard to the MSIM Investigation is proposed which involves administrative or other requirements on the part of the Company (other than immaterial administrative or other requirements, including without limitation requirements to enhance compliance programs) in addition to monetary damages, Purchaser shall have the right to decide whether to accept such settlement subject to Seller’s consent, which shall not be unreasonably withheld.

(v) If a formal claim or proceeding relating to the MSIM Investigation is instituted and the claim or the proposed settlement involves only monetary damages, or only monetary damages and immaterial administrative or other requirements on the part of Company (including without limitation requirements to enhance compliance programs), but the monetary damages are in excess of the Indemnity Cap, both Purchaser and Sellers shall participate equally in the defense and shall not accept any settlement of such claim or proceeding unless by mutual agreement, which agreement shall not be unreasonably withheld and Sellers shall bear any fees and disbursements of their counsel and shall bear any fees and disbursements of counsel to the Company and Purchaser.

(vi) Purchaser Parties shall use reasonable efforts to cause all employees of Purchaser Parties (including all employees of Company following the Closing) to fully cooperate with Sellers and Purchaser Parties with respect to the MSIM Investigation and the defense of any actions or claims related to the MSIM Investigation.

11.7 Non-Third Party Claims. Any claim which does not result from a third party claim shall be asserted by a written notice to the other party or parties. The recipient of such notice shall have a period of thirty (30) days after receipt of such notice within which to respond thereto. If the recipient does not respond within such thirty (30) days or rejects such claim in whole or in part, the party delivering shall be free to pursue such remedies as may be available to it under contract or applicable Law.

11.8 Liability of the Company. Purchaser shall not after the Closing be required to make any claim against Company in respect of any representation, warranty, covenant or any other obligation of Company to Purchaser hereunder or under any other Transaction Document to which Company is a party. Notwithstanding anything herein to the contrary, subject to Section 11 hereof, Purchaser retains, and nothing contained in this Section 11.8 shall in any way waive or limit, its rights to bring claims against Sellers or the Special Indemnitor in respect of a breach of any representation or warranty of Company or any Seller contained herein or in any other Transaction Document, or the non-fulfillment by the Company or any Seller of any covenant or agreement contained herein or in any other Transaction Document.

11.9 Tax Treatment. Unless otherwise required by applicable law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization.

11.10 No Waiver. The foregoing indemnification provisions in this Section 11 (including without limitation the provisions of Section 11.4 and Section 11.5) do not (a) waive or affect any claims for fraud, bad faith, or intentional misconduct to which any party may be entitled, or shall relieve or limit the liability of any party from any liability arising out of or resulting from fraud, bad faith, or intentional misconduct in connection with the transactions contemplated by this Agreement or in connection with the delivery of any of the documents referred to herein and (b) waive or affect any equitable remedies to which any party may be entitled.

11.11 No Right of Contribution. Sellers shall have no right to seek contribution from Company or Purchaser with respect to all or any part of any of a Seller’s indemnification obligations under this Section 11.

11.12 Insurance Proceeds. If any Loss related to a claim by an indemnified party is covered by one or more third party insurance policies held by the indemnified party and the indemnified party actually receives a full or partial recovery under such insurance policies, the indemnified party shall not be entitled to recover from the indemnifying party (and shall refund amounts received from the indemnifying party up to the amount of indemnification actually received from the indemnifying party) with respect to such Loss to the extent indemnified party receives any insurance payment under such third party insurance with respect to such Loss (net of (a) any costs of collecting such insurance payment, including the amount of any co-payment or deductible, (b) an amount equal to the amount of Loss for which indemnification was not received by reason of the application of Section 11.5 and (c) that portion of any premium increase in the next policy period of the applicable insurance policy or replacement insurance policy that results directly from the assertion of such claim, as determined by correspondence from the insurance carrier or insurance broker to the indemnified party, a copy which shall have been provided to the indemnifying party). Except as set forth in the next sentence, nothing in this Section 11.12 shall require any party to seek recovery under any insurance policy. The parties agree that if the applicable insurance policy is a Company policy in existence prior to the Closing, then the applicable indemnified party shall use commercially reasonable efforts to seek recovery under such policy. The Company confirms that it has notified its applicable insurance carriers of the MSIM Investigation and has provided copies of any correspondence with such carriers related thereto to the Purchaser. Neither the Parent nor any of its Affiliates shall be required to maintain any Company policy in existence after the Closing.

11.13 Exclusive Remedy. The foregoing indemnification provisions in this Section 11 shall be the exclusive remedy from and after the Closing of the Purchaser Parties against the Sellers and the Special Indemnitor and the Seller Parties against the Purchaser for Losses; provided, that nothing herein is intended to waive any claims for fraud, bad faith or intentional misconduct or waive any equitable remedies to which a party may be entitled.

11.14 Indemnity Support. Gurvinder Pal Singh and Parvinder Kaur acknowledge and agree that from the Closing Date until the later of (i) the sixth anniversary of the Closing Date and (ii) the final settlement or resolution of any claims for indemnity for which the Sellers or the Special Indemnitor are obligated to indemnify Purchaser Parties in accordance with Section 11.3(a) hereunder, they will have aggregate financial resources at least sufficient to satisfy the amount of any indemnity claims hereunder up to the difference between the Indemnity Cap and the sum of (x) the amount then remaining in the Escrow Account and (y) the amount of any indemnity claims previously paid out of the Escrow Account. Pritam Singh acknowledges and agrees that, until the later of (i) the sixth anniversary of the Closing Date and (ii) the final settlement or resolution of any claims for indemnity for which the Sellers or the Special Indemnitor are obligated to indemnify Purchaser Parties in accordance with Section 11.3(a) hereunder, he individually will have financial resources at least sufficient to satisfy his respective pro rata share of any indemnity claims hereunder up to the difference between the Indemnity Cap and the sum of (x) the amount then remaining in the Escrow Account and (y) the amount of any indemnity claims previously paid out of the Escrow Account. Sellers acknowledge and agree that, until the later of (i) the sixth anniversary of the Closing Date and (ii) the final settlement or resolution of any claims for indemnity for which the Sellers or the Special Indemnitor are obligated to indemnify Purchaser Parties in accordance with Section 11.3(a) hereunder, each of (x) the Gurvinder Pal Singh and Parvinder Kaur Annuity Trust of 2007 and the Gurpaul Pritam Singh Annuity Trust of 2007 (the “Annuity Trusts”) and (y) the Gurvinder Pal Singh and Parvinder Kaur Children’s Trust will be operated and will make distributions only in accordance with their respective trust agreements previously provided by Company to Purchaser (including that the Annuity Trusts will, during their respective annuity terms, make annuity payments consisting of income and principal only to Gurvinder Pal Singh and Parvinder Kaur and will, upon the termination of their respective annuity terms, make the balance of any annuity payments due to Gurvinder Pal Singh and Parvinder Kaur in accordance with such trust agreements). Nothing in the foregoing sentence shall be deemed to restrict the Annuity Trusts from terminating at the end of their respective terms.

11.15 No Double Recovery. Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement.

11.16 Subrogation. Upon making any indemnification payment pursuant to this Agreement with respect to a third party claim, the indemnifying party will, to the extent of such payment, be subrogated to all rights of the indemnified party against any third party in respect of the Losses to which the payment relates; provided, however, that the Sellers shall have no rights to be subrogated to the rights of any of the Purchaser Parties if the third party claim involves any current or former customers or current or former employees of the Company (other than such individuals who were employed by the Company but are not employed by the Company as of the date hereof). The indemnifying party and the indemnified party shall duly execute upon request all instruments reasonable necessary to evidence and perfect the subrogation rights described above.

12. POST CLOSING MATTERS. Following the Closing Date, the parties agree as follows:

12.1 Cooperation. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 11 hereof). Sellers acknowledge and agree that from and after the Closing the Purchaser will be entitled to possession of and Sellers will provide to Purchaser all documents, books, records (including Tax records), agreements, corporate minute books and financial data of any sort relating to Company.

12.2 Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that existed on or prior to the Closing Date involving Company, each of the other parties will cooperate with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 11 hereof). This provision shall be inapplicable to any direct claims between the Sellers or their representatives or Affiliates on the one hand and the Company, the Purchaser, or their representatives or Affiliates on the other hand.

12.3 Transition. During the six month period after the Closing, no Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Company from maintaining the same business relationships with Company after the Closing as it maintained with Company prior to the Closing. Each Seller will refer all customer inquiries relating to the business of Company to Company and/or Purchaser Parties from and after the Closing.

12.4 Confidentiality. Each Seller will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in Seller’s possession. In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 12.4. If, in the absence of a protective order or the receipt of a waiver hereunder, a Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that such Seller shall use its reasonable best efforts to obtain, at the request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

12.5 Books and Records. Each party agrees that it will reasonably cooperate with and make available (or cause to be made available) to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained, remaining in existence or continuing to be employed after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose (a “Permitted Use”). The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records, information or employees. All information received pursuant to this Section 12.5 shall be kept confidential pursuant to Section 12.4 (which shall continue to apply to this extent following the Closing Date) by the party receiving it, except to the extent that disclosure is reasonably necessary in connection with any Permitted Use. This provision shall be inapplicable to any direct claims between the Sellers or their representatives or Affiliates on the one hand and the Company, the Purchaser, the Parent or their representatives or Affiliates on the other hand.

12.6 Cooperation and Records Retention. Company, Sellers and Purchaser each shall (i) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for any Taxes; (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination; (iii) provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period; and (iv) cooperate with respect to closing the books of Company and filing a tax return for Company as of the Closing Date. Seller shall provide Purchaser and, after the Closing Date, the Company with such assistance, including access to former personnel of the Company, as may be reasonably requested by either of them in connection with the preparation of any tax provisions in the Company’s financial statements, including any provision or disclosure related to FASB Interpretation No. 48 (Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109). The party requesting any such assistance or information shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such assistance or information.

12.7 Tax Matters.

(a) Periods Ending on or Before the Closing Date. At Sellers expense, Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Any Tax Returns filed pursuant hereto must be consistent with the Company’s financial statements and to the extent allowed by law, consistent with the prior Tax Returns of the Company. Any state Tax Returns prepared pursuant to this Section 12.7 shall, to the extent relevant (i.e. state Tax Returns for which corporate-level Taxes are applicable), be prepared using the State Tax Assumptions. No later than twenty (20) days prior to filing, Sellers shall deliver to Purchaser all such Tax Returns and any related work papers and shall permit Purchaser to review and comment on each such Tax Return and shall make such revisions to such Tax Returns as are reasonably requested by Purchaser. Sellers shall timely pay to the appropriate taxing authority any Taxes of Company with respect to such periods to the extent such Taxes are not reflected as a liability and taken into account in the final determination of Working Capital. To the extent Company is entitled to any refund for Taxes paid on or prior to the Closing Date (and, with respect to Taxes paid after the date hereof, such Taxes were either paid by the Company and reflected as a liability and taken into account in the final determination of Working Capital or were paid by Sellers), Purchaser shall promptly remit to Sellers the amount of such refund when received in accordance with Sellers’ pro rata shares set forth on Schedule 2.2(c)(i). “State Tax Assumptions” mean the assumption for purposes of calculating any state Tax liability associated with the Section 338(h)(10) Election that instead of receiving the Closing Promissory Notes, the Sellers received cash on the Closing Date equal to the face value of the Closing Promissory Notes.

(b) Periods Beginning Before and Ending After the Closing Date. To the extent that any Tax Returns of Company relate to any Tax periods which begin before the Closing Date and end after the Closing Date, to the extent allowed by law, Purchaser shall prepare or cause to be prepared in a manner consistent with the prior Tax Returns of Company and file or cause to be filed any such Tax Returns. Purchaser shall permit the Sellers to review and comment on each such Tax Return described in the preceding sentence at least twenty (20) days prior to filing such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers. Any Taxes of Company with respect to the portion of such period ending on the Closing Date shall be paid in cash by all Sellers to the extent such Taxes are not reflected as liabilities and taken into account in the final determination of Working Capital. To the extent Company is entitled to any refund for Taxes paid on or prior to the Closing Date (and, with respect to Taxes paid after the date hereof, such Taxes were either paid by the Company and reflected as a liability and taken into account in the final determination of Working Capital or were paid by Sellers), Purchaser shall promptly remit to Sellers the amount of such refund when received in accordance with Sellers’ pro rata shares set forth on Schedule 2.2(c)(i). The costs, fees and expenses related to the preparation of such Tax Returns shall be paid by Purchaser or Company. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Company.

(c) Tax Sharing Agreements. All Tax Sharing Agreements or similar agreements with respect to or involving Company shall be terminated as of the Closing Date and, after the Closing Date, Company shall not be bound thereby or have any liability thereunder.

(d) Installment Sale Tax Treatment. Unless otherwise directed by a Governmental Authority, based upon Sellers’ written request, Purchaser shall not take any Tax position inconsistent with Sellers position that the Purchase Price qualifies as an installment sale under Section 453B(h) of the Internal Revenue Code at the corporate level and Section 453(h) at the individual level to the extent permitted by Law (the “453 Treatment”).

(e) Allocation of Purchase Price. The Parties agree that, unless otherwise inconsistent with any post-Closing third party appraisal obtained by Purchaser, any amounts released from the Escrow Account to Sellers will be in consideration for Section 197 intangibles as defined in Section 197(d)(1) of the Code, up to the full fair market value of such assets.

12.8 338(h)(10) Election.

(a) Purchaser and Sellers agree to make an election under Code Section 338(h)(10) with respect to the Company, together with any election under the provisions of applicable state Law to the same effect (the “Section 338(h)(10) Election”). In connection with the Closing, Purchaser shall prepare and deliver to Sellers all applicable documents that Purchaser deems necessary to effectuate the Section 338(h)(10) Election, including a reasonable number of copies of IRS Form 8023 (and/or any other form(s) or statement(s) necessary to effectuate the Section 338(h)(10) Election) and Sellers shall take all steps that Purchaser deems necessary to effectuate the Section 338(h)(10) Election, including the timely delivery to Purchaser of a reasonable number of copies of IRS Form 8023 (and/or any other form(s) or statement(s) necessary to effectuate the Section 338(h)(10) Election) duly signed by Sellers. Purchaser will have the sole responsibility for assuring that the Section 338(h)(10) Election is duly and timely made. Sellers (to the extent so advised by Purchaser pursuant to the provisions of this Section 12.8) shall comply fully with all filing and other requirements necessary to effectuate such Section 338(h)(10) Election on a timely basis and agrees to cooperate in good faith with Purchaser in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of such Section 338(h)(10) Election. Sellers will include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Law. Sellers shall be responsible for all Taxes imposed on Company attributable to the making of the Section 338(h)(10) Election to the extent such Taxes are not reflected as a liability and taken into account in the final determination of Working Capital.

(b) Within 120 days after the Closing, Purchaser will deliver to the Sellers a statement containing Purchaser’s allocation of the Purchase Price among the Assets of Company (the “Allocation Statement”). The Allocation Statement will be prepared in accordance with Sections 338 and 1060 of the Code and any comparable provisions of state, local or foreign Law, as appropriate. Purchaser shall permit the Sellers to review and comment on such Allocation Statement described in the preceding sentence at least ten (10) days prior to filing such Allocation Statement, although the Purchaser shall be under no obligation to make changes based upon such comments so long as the Allocation Statement is prepared in accordance with Law. Purchaser, Company and Sellers will report the allocation of the total consideration among the Assets of Company in a manner consistent with the final Allocation Statement and will act in accordance with the final Allocation Statement in the preparation and timely filing of all Tax Returns (including filing Form 8883 with their respective federal income Tax Returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Regulations, the IRS or any applicable state or local Tax authority). Purchaser and Sellers agree to promptly provide the other parties with any reasonable additional information with respect to Purchaser or Sellers, as the case may be, and reasonable assistance required to complete Form 8883 or to compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated by this Agreement. Each party will promptly inform the others of any challenge by any Tax authority to any allocation made pursuant to this Section 12.8; provided, however, that Purchaser shall be fully responsible for conducting and managing any such challenge and any and all costs and expenses related thereto and agrees to consult with and keep the Sellers informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

12.9 Market Stand-Off. Company and Sellers acknowledge that the existence of this Agreement and the negotiations with respect hereto may be considered material non-public information. Company and Sellers shall not, and shall cause Company’s officers, directors and affiliates and those of the Company’s employees who have knowledge or become aware of the existence of this Agreement and/or the negotiations with respect hereto not to, purchase, sell, pledge, hypothecate or otherwise transfer, or grant or acquire any option or other right to purchase, any securities of NCI, Inc. the parent company of Purchaser (“Parent”) from the date hereof through the third business day after the public announcement by of the existence of this Agreement and its subject matter.

12.10 Accounts Receivable. Purchaser shall cause the Company to attempt to collect all accounts receivable of the Company as of the Closing in the Purchaser’s Ordinary Course of Business, using a level of effort at least as great as the level of effort used by Purchaser in the course of collecting any of its accounts receivable. Anything to the contrary in this Agreement notwithstanding, neither the Company nor Purchaser shall be obligated to engage a collection agency or take legal action to collect any such accounts receivable. Except as set forth in the next two sentences, no Seller shall have any right to seek collection of any accounts receivable of Company. In the event (i) any Purchaser Party shall determine that an account receivable is not collectible and (ii) any Purchaser Party makes a claim for indemnification pursuant to Section 11 in connection with an alleged breach of the representation set forth in Section 3.11 regarding the collectability of such account receivable, it shall permit Representative to participate in any reasonable manner (as determined by Purchaser) in the collection efforts. If, thereafter, a Purchaser Party actually receives full payment of such indemnification claim, then Company shall assign such account receivable to the Representative for collection on behalf of the Sellers and, in the event Company receives any payment of such account receivable from the account debtor after payment of the indemnification claim was received by the Purchaser Party, Company shall deliver such account debtor’s payment to the Representative for distribution to the Sellers in accordance with this Agreement. Without the Purchaser’s written consent (which may be withheld for any reason if the account debtor continues to be a customer of the Company and which may not be unreasonably withheld or delayed if the account debtor no longer is a customer of the Company), Seller and its assignees shall not have any right to take legal action to collect any such accounts receivable after they are assigned by Purchaser and Seller shall not take any actions in seeking to collect any such accounts receivable that would be reasonably likely to adversely affect the Purchaser’s or the Company’s business relationship with such customer.

12.11 Amended Retention Agreement Payments. In the event any Purchaser Retention Bonus Payments are not paid to any individual party to an Amended Retention Agreement when required upon the one year anniversary of the Closing, or if no payment is required, Purchaser shall, within thirty (30) days of such one year anniversary, pay to Representative the amount in cash of such unpaid Purchaser Retention Bonus Payments.

13. EXPENSES. Except as otherwise expressly set forth elsewhere in this Agreement, Purchaser shall bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including, without limitation, any related broker’s or finder’s fees, and Company and Sellers shall bear their legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including, without limitation, any related broker’s or finder’s fees, for periods on or before the Closing Date in accordance with Section 2.2(c); provided, however, that to the extent any such costs and expenses are an unpaid liability of the Company at Closing, the Purchase Price shall be reduced by the amount of such liability(ies) as described in Section 2.2(c)); and provided further that Purchaser shall pay the filing fee for the Notification and Report Form under the HSR Act pursuant to Section 5.14(c). Sellers shall bear their own legal and other fees and expenses incurred in connection with this Agreement after the Closing, including, without limitation, any related broker’s or finder’s fees, subject to the provisions of this Agreement. Sellers shall pay all applicable Taxes, if any, which are due as a result of the transfer of the Company Stock in accordance herewith.

14. FURTHER ASSURANCES. From time to time at or after the Closing Date, at the request of the other, Purchaser and Sellers each will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such actions as the other reasonably may request in order to consummate, complete and carry out the transactions contemplated hereby, including the execution and delivery of such instruments and agreements as may be reasonably necessary or advisable to fully effect the transfer of the Company Stock to Purchaser.

15. AMENDMENT; BENEFIT AND ASSIGNABILITY. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of the Sellers and Purchaser. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person or entity shall have any right (whether third party beneficiary or otherwise) hereunder. Sellers acknowledge and agree that Purchaser may merge with another business entity after Closing, and any successor business entity will have all of the rights and remedies of Purchaser hereunder. This Agreement may not be assigned by any party without the prior written consent of the other parties; provided, however, that Purchaser may assign all or any portion of this Agreement to any Affiliate of Purchaser, provided that Purchaser shall remain obligated for the payment of the Purchase Price and the performance of this Agreement.

16. NOTICES. All notices, demands and other communications pertaining to this Agreement (“Notices”) shall be in writing addressed as follows:

If to Company (prior to the Closing):

Karta Technologies, Inc.
5555 Northwest Parkway
San Antonio, TX 78249
Attention: Dr. GP Singh

with a copy to:	Holland & Knight LLP
1600 Tysons Boulevard
Suite 700
McLean, Virginia 22102
Attention: William J. Mutryn
(Fax) 703/720-8610

If to Sellers or Representative:

GP Singh
6502 Pemcliff
San Antonio, TX 78240

with a copy to:	Holland & Knight LLP

1600 Tysons Boulevard
Suite 700
McLean, Virginia 22102
Attention: William J. Mutryn
(Fax) 703/720-8610

If to Purchaser (or the Company after the Closing):

NCI Information Systems, Inc.
11730 Plaza America Drive
Reston, VA 20190
Attention: Michele Cappello
(Fax) 703/707-6953

with a copy to:	Pillsbury Winthrop Shaw Pittman LLP
1650 Tysons Boulevard
McLean, Virginia 22102-4859
Attention: Craig E. Chason
(Fax) 703/770-7901

Notices shall be deemed given five (5) business days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first business day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

17. WAIVER. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of any party at any time to require performance by the other of any provision of this Agreement shall not affect such party’s right thereafter to enforce the same; (ii) no waiver by any party of any default by any other shall be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (iii) no extension of time granted by any party for the performance of any obligation or act by any other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

18. ENTIRE AGREEMENT. This Agreement (including the Exhibits and Disclosure Schedules hereto, which are incorporated by reference herein and are deemed a part of this Agreement) and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof. This Agreement may not be altered or amended except by an instrument in writing signed by the party against whom enforcement of any such change is sought.

19. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Facsimiles of signatures shall be deemed to be originals.

20. CONSTRUCTION. The headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.

21. EXHIBITS AND DISCLOSURE SCHEDULES. The Exhibits and Disclosure Schedules to this Agreement are a material part of this Agreement.

22. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

23. CHOICE OF LAW.

(a) Choice of Law. This Agreement is to be construed and governed by the laws of the Commonwealth of Virginia (without giving effect to principles of conflicts of laws). Purchaser, Company and each Seller irrevocably agree that any legal action or proceeding arising out of or in connection with this Agreement may be brought in any state court located in Fairfax County, Virginia or in the United States District Court, Eastern District of Virginia (or in any court in which appeal from such courts may be taken), and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such action, suit or proceeding.

(b) Dispute Resolution. Prior to initiating any legal action or other legal proceeding arising out of or relating to this Agreement or the Escrow Agreement, a party hereto shall appoint a designated representative for it whose task it will be to meet for the purpose of endeavoring to resolve any such dispute, which designated representative shall contact any other applicable party hereto. Each other applicable party shall thereafter also appoint a designated representative. If such party is an individual, it shall be the designated representative. Each such designated representative shall be a senior level manager of such party or other person with the authority to make decisions and/or commitments on behalf of the respective party to resolve the dispute. The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the problem in an effort to resolve the dispute without the necessity of any formal proceeding. Unless delay would impair a party’s rights under applicable statutes of limitations, formal proceedings for the resolution of a dispute may not be commenced until the earlier of: (A) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or (B) the expiration of the thirty (30) day period immediately following the initial request to negotiate the dispute.

24. PUBLIC STATEMENTS. Immediately following the execution of this Agreement, Purchaser shall disseminate a press release in a form to be provided to Sellers prior to the date of this Agreement. Except for such press release, none of Purchaser, Sellers or Company, without the prior written approval of the other parties, such approval not to be unreasonably withheld or delayed (which, in the case of Sellers, is the prior written approval of each of the Sellers), shall make any other press release or other public announcement concerning the transactions contemplated by this Agreement, except to the extent required by Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange), in which case the other parties shall be given a reasonable opportunity to comment on such release or announcement.

25. COUNSEL. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of Law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

26. WAIVER OF TRIAL BY JURY. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

27. REMEDIES. Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any Law. Any such party will be entitled to (i) enforce such rights specifically, without posting a bond or other security, (ii) to recover damages by reason of a breach of any provision of this Agreement and (iii) to exercise all other rights granted by Law.

28. NO THIRD PARTY BENEFICIARIES. Except with respect to indemnity claims for Purchaser Parties and Seller Parties, this Agreement will not confer any rights upon any Person other than the parties hereto and their respective successors and assigns.

29. SELLERS REPRESENTATIVE.

(a) By the execution and delivery of this Agreement, Company, each Seller and Special Indemnitor hereby irrevocably constitute and appoint Gurvinder Pal Singh as the true and lawful agent and attorney-in-fact (the “Representative”) of such Seller and of Special Indemnitor with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Seller and Special Indemnitor under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of Sellers and Special Indemnitor, if any, as the Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including:

(i) to agree upon or compromise any matter related to the calculation of any adjustments to the Purchase Price pursuant to Section 2.3 or other payments to be made under this Agreement;

(ii) to direct the distribution of the Purchase Price;

(iii) to act for Sellers and Special Indemnitor with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of Sellers and/or Special Indemnitor any indemnification claim made by or against Sellers and/or Special Idemnitor, if any;

(iv) to act for the Sellers with respect to all post-Closing matters including pursuant to Section 12 and including to consent to the payment of funds in the Escrow Account to Purchaser and/or to petition the Escrow Agent for the release of any or all funds due Sellers and/or Special Indemnitor under the Escrow Agreement;

(v) to terminate, amend, or waive any provision of this Agreement; provided that any such action, if material to the rights and obligations of Sellers in the reasonable judgment of the Representative, shall be taken in the same manner with respect to all Sellers unless otherwise agreed by each of the Sellers who is subject to any disparate treatment of a potentially adverse nature;

(vi) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as the Representative and to rely on their advice and counsel;

(vii) to retain a portion of the Purchase Price as a reserve against the payment of expenses incurred in his capacity as the Representative;

(viii) to sign any releases or other documents with respect to any dispute or remedy arising under the Transaction Documents; and

(ix) to do or refrain from doing any further act or deed on behalf of Sellers and/or Special Indemnitor which the Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of Sellers or Special Indemnitor, as the case may be, could do if personally present and acting.

Without limiting the foregoing, after the Closing, Representative shall take the actions to be taken by the Sellers under Sections 12 and 24 hereof.

(b) The appointment of the Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any actions of the Representative as the acts of the Sellers hereunder appointing the Representative in all matters referred to in this Agreement. Each of Company and Sellers appointing the Representative hereby ratifies and confirms all that the Representative shall do or cause to be done by virtue of such Representative’s appointment as Representative of the Sellers. The Representative shall act for the Sellers appointing the Representative on all of the matters set forth in this Agreement in the manner the Representative believes to be in the best interest of the Sellers but the Representative shall not be responsible to the Sellers for any loss or damage that the Company or any of the Sellers may suffer by reason of the performance by the Representative of such Representative’s duties under this Agreement and any other agreement appointing such Representative, other than loss or damage arising from intentional misrepresentation or fraud in the performance of such Representative’s duties under this Agreement.

(c) Each of the Sellers appointing the Representative hereunder hereby expressly acknowledges and agrees that any Person shall be entitled to rely on any and all action taken by the Representative under this Agreement without liability to, or obligation to inquire of, any of the Sellers. If the Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Representative shall be the Person appointed by the Sellers that held a majority of the Company Stock outstanding immediately prior to the Effective Time; provided, however, that if for any reason no successor has been appointed within thirty (30) days, then any Seller, who as of the date and time immediately prior to the Effective Time, held more than five percent (5%) of the outstanding Company Stock shall have the right to petition a court of competent jurisdiction for appointment of a successor Representative. The Sellers appointing the Representative do hereby jointly and severally agree to indemnify and hold the Representative harmless from and against any and all Losses (including without limitation attorneys’ fees) reasonably incurred or suffered as a result of the performance of such Representative’s duties under this Agreement, except for any such liability arising out of the gross negligence or willful misconduct of the Representative

(d) In the event that upon the later to occur of (i) the sixth anniversary of the Closing Date and (ii) the final settlement or resolution of any claims for indemnity for which the Sellers or the Special Indemnitor are obligated to indemnify Purchaser Parties in accordance with Section 11.3(a) hereunder, amounts remain in the Representative Fund, Representative shall distribute such remaining amounts to the Sellers and the Former Option Holders pro rata in accordance with Schedule 2.2(c)(ii).

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

PURCHASER:

NCI INFORMATION SYSTEMS, INC.

	By:	/s/ Charles K. Nanang
	Name:	Charles K. Nanang
	Title:	Chief Executive Officer

COMPANY:

KARTA TECHNOLOGIES, INC.

	By:	/s/ James McDermott
	Name:	James McDermott
	Title:	Chief Financial Officer

REPRESENTATIVE:

/s/ Gurvinder Pal Singh
Gurvinder Pal Singh

SELLERS:

/s/ Parvinder Kaur	/s/ Gurvinder Pal Singh
Spouse of Gurvinder Pal Singh	Gurvinder Pal Singh

/s/ Harminder Singh	/s/ Pritam Singh
Spouse of Pritam Singh	Pritam Singh

Each of the spouses of Gurvinder Pal Singh and Pritam Singh hereby acknowledge and confirm their agreement to and with all of the terms of this Agreement and hereby agree that effective as of Closing that any ownership or other rights (community or otherwise) either of them may have to the shares of Company Stock are transferred to the Purchaser, and neither of them will assert any rights that would limit or restrict Gurvinder Pal Singh and Pritam Singh from fulfilling their respective indemnity obligations hereunder.

THE GURVINDER PAL SINGH AND
PARVINDER KAUR ANNUITY TRUST OF 2007:

By:	/s/ Gurvinder Pal Singh
Gurvinder Pal Singh, Trustee

By:	/s/ Parvinder Kaur
Parvinder Kaur, Trustee

THE GURVINDER PAL SINGH AND
PARVINDER KAUR CHILDREN’S TRUST:

By:	/s/ Harpreet Singh
Harpreet Singh, Co-Trustee

By:	/s/ Gurpaul P. Singh
Gurpaul P. Singh, Co-Trustee

THE GURPAUL PRITAM SINGH ANNUITY
TRUST OF 2007:

By:	/s/ Gurvinder Pal Singh
Gurvinder Pal Singh, Trustee

By:	/s/ Parvinder Kaur
Parvinder Kaur, Trustee

[Signature Page to Stock Purchase Agreement]